                                                                 EXHIBIT 99.2


                          DURAMED PHARMACEUTICALS, INC.

                          COMMON STOCK, $.01 PAR VALUE
                                 640,000 SHARES
                              COMMON STOCK WARRANTS
                                400,000 WARRANTS

                                   PROSPECTUS

                                -----------------

                         HALLMARK PHARMACEUTICALS, INC.
                                 PROXY STATEMENT

         This Prospectus of Duramed Pharmaceuticals, Inc., a Delaware corporation ("Duramed"), relates to 640,000 shares of Common Stock, $.01 par value per share ("Duramed Common Stock"), of Duramed, warrants to purchase 400,000 shares of Duramed Common Stock (the "Warrants"), and the shares of Duramed Common Stock issuable upon exercise of the Warrants (the "Warrant Shares") (the Warrant Shares, the Duramed Common Stock and the Warrants being together referred to as the "Duramed Securities") which may be issued in the Transaction (as defined herein) in exchange for substantially all of the assets of Hallmark Pharmaceuticals, Inc., a New Jersey corporation ("Hallmark"). This Prospectus also relates to the resale of the Duramed Common Stock, the Warrants and the Warrant Shares for the account of and by the persons named under the caption "Resales-Selling Shareholders." The Selling Shareholders have advised Duramed that the Duramed Securities may be sold from time to time in the over-the-counter market or in negotiated transactions, in each case at prices satisfactory to the seller. See "Resales-Plan of Distribution." Duramed will not receive any proceeds from such sales of Duramed Securities.

         This Prospectus also serves as a proxy statement of Hallmark in connection with the solicitation of proxies of holders of Hallmark Common Stock, no par value ("Hallmark Common Stock"), by the Hallmark Board of Directors for use at the Special Meeting of Hallmark shareholders (the "Special Meeting") to be held on September 11, 1996, at 400 Campus Drive, Somerset, New Jersey, commencing at 1:00 p.m., local time, and at any adjournment or postponement thereof.

         THE SECURITIES TO BE ISSUED IN THE TRANSACTION DESCRIBED HEREIN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------

         All information contained in this Proxy Statement/Prospectus relating to Hallmark has been supplied by Hallmark, and all information relating to Duramed has been supplied by Duramed.

         This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of record of Hallmark as of July 15, 1996 on or about August 9, 1996.

         The date of this Proxy Statement/Prospectus is August 8, 1996.

         NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF DURAMED OR HALLMARK SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                              AVAILABLE INFORMATION

         Duramed is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Duramed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Suite 1300, 7 World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

         Duramed's Common Stock is quoted on the Nasdaq National Market and reports and other information concerning Duramed also may be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

         Duramed has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Duramed Securities to be issued pursuant to the Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of April 9, 1996, between Duramed and Hallmark. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, DIRECTED TO DURAMED PHARMACEUTICALS, INC., 7155 EAST KEMPER ROAD, CINCINNATI, OHIO 45249 (TELEPHONE (513) 731-9900), ATTENTION: TIMOTHY J. HOLT, SENIOR VICE PRESIDENT-FINANCE AND ADMINISTRATION. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUESTS SHOULD BE MADE BY SEPTEMBER 4, 1996.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by Duramed (File No. 0-15242) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

         1) Duramed's Annual Report on Form 10-K, as amended, for the year ended December 31, 1995.

         2) Duramed's Current Reports on Form 8-K dated February 22 and April 11, 1996.

         3) Duramed's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

         4) The descriptions of Duramed's Common Stock and related Preferred Stock Purchase Rights contained in Duramed's Forms 8-A dated December 11, 1986 and January 11, 1989, including any amendments or reports filed for the purpose of updating such descriptions.

         All documents and reports subsequently filed by Duramed pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the termination of the offering made hereunder shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                                TABLE OF CONTENTS
                                -----------------

                                                                                                               Page
                                                                                                               ----
AVAILABLE INFORMATION........................................................................................... ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................................................................iii

SUMMARY  .......................................................................................................  1
         THE COMPANIES..........................................................................................  1
         THE PROXY SOLICITATION.................................................................................  1
         THE PLAN OF LIQUIDATION................................................................................  3
         DURAMED SUMMARY HISTORICAL FINANCIAL INFORMATION.......................................................  6
         HALLMARK SUMMARY HISTORICAL FINANCIAL INFORMATION......................................................  7
         SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION......................................................  8
         COMPARATIVE PER SHARE DATA.............................................................................  9
         MARKET INFORMATION..................................................................................... 10
         RECENT EVENTS.......................................................................................... 11

INTRODUCTION.................................................................................................... 13
         General  .............................................................................................. 13
         Special Meeting........................................................................................ 13
         Record Date; Shares Entitled to Vote; Vote Required.................................................... 14
         Proxies; Proxy Solicitation............................................................................ 14

SPECIAL FACTORS................................................................................................. 15
         Background of and Reasons for the Plan of Liquidation
                  and the Transaction........................................................................... 15
         Description of Reasons for Business Combination with
                  Duramed....................................................................................... 17
         Recommendation of Hallmark Board of Directors.......................................................... 18
         Interests of Certain Persons........................................................................... 18

THE TRANSACTION................................................................................................. 20
         Sale of the Assets..................................................................................... 20
         Purchase Price......................................................................................... 20
         Escrow   .............................................................................................. 21
         Closing of the Transaction............................................................................. 21
         Representations and Warranties......................................................................... 21
         Business of Hallmark Pending the Closing............................................................... 22
         Conditions; Waivers.................................................................................... 23
         Amendment; Termination................................................................................. 24
         Accounting Treatment................................................................................... 25
         Indemnification........................................................................................ 25
         Treatment of Hallmark Stock Options.................................................................... 25
         Expenses and Fees...................................................................................... 25
         Certain Federal Income Tax Consequences................................................................ 26
         Rights of Dissenting Shareholders...................................................................... 28

INFORMATION CONCERNING DURAMED.................................................................................. 30

INFORMATION CONCERNING HALLMARK................................................................................. 31


MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION OF HALLMARK.................................................................. 34

SECURITY OWNERSHIP OF HALLMARK.................................................................................. 36

PRO FORMA FINANCIAL INFORMATION................................................................................. 38

DESCRIPTION OF DURAMED STOCK AND WARRANTS....................................................................... 43
         Common Stock........................................................................................... 43
         Preferred Stock........................................................................................ 44
         Warrants .............................................................................................. 45

COMPARATIVE RIGHTS OF DURAMED STOCKHOLDERS
AND HALLMARK SHAREHOLDERS....................................................................................... 46
         Appraisal Rights....................................................................................... 46
         Transactions with Affiliates........................................................................... 47
         Dividends.............................................................................................. 48
         Liability of Directors................................................................................. 48
         Indemnification........................................................................................ 49

RESALES - SELLING SHAREHOLDERS.................................................................................. 50

RESALES - PLAN OF DISTRIBUTION.................................................................................. 50

LEGAL OPINION................................................................................................... 51

EXPERTS  ....................................................................................................... 51

INDEX TO HALLMARK FINANCIAL STATEMENTS.......................................................................... 52


Appendix A -      Plan of Liquidation and Dissolution of Hallmark
                  Pharmaceuticals, Inc.
Appendix B -      Asset Purchase Agreement
Appendix C -      Section 14A:11-1 of the New Jersey Business
                  Corporation Act
Appendix D -      Articles of Incorporation and By-laws of Hallmark

                                     SUMMARY


         The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained, or incorporated by reference, in this Proxy Statement/Prospectus and the Appendices hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meaning ascribed to them elsewhere in this Proxy Statement/Prospectus. Hallmark shareholders are urged to read this Proxy Statement/Prospectus and the Appendices hereto in their entirety.


THE COMPANIES
- -------------

DURAMED................    Duramed currently manufactures and sells
                           a limited line of prescription generic
                           drug products in tablet, capsule and
                           liquid forms to customers throughout the United States. The principal executive offices of Duramed are located at 7155
                           East Kemper Road, Cincinnati, Ohio
                           45249, and its telephone number is (513)
                           731-9900.  See "INFORMATION CONCERNING
                           DURAMED."

HALLMARK...............    Hallmark is a late-stage start-up
                           company engaged in the research,
                           development and manufacturing of generic prescription drugs. Hallmark has also developed proprietary drug delivery systems designed to enable alternate formulation of pharmaceutical compounds.
                           The principal executive offices of
                           Hallmark are located at 400 Campus
                           Drive, Somerset, New Jersey 08873, and
                           its telephone number is (908) 563-2245.
                           See "INFORMATION CONCERNING HALLMARK."



THE PROXY SOLICITATION
- ----------------------

This Proxy Statement/Prospectus is being furnished to shareholders of Hallmark in connection with the Proxy Solicitation. During the Proxy Solicitation, Hallmark shareholders will be asked to consider and vote upon a proposal to sell substantially all of Hallmark's assets to Duramed and to liquidate Hallmark following that sale.

TIME, DATE AND PLACE...    The Special Meeting will be held on
                           September 11, 1996 at 400 Campus Drive,
                           Somerset, New Jersey at 1:00 p.m., local time, subject to any adjournment or postponement thereof. See "INTRODUCTION
                           -- Special Meeting."

PURPOSE OF THE MEETING.    The purpose of the Special Meeting is to
                           consider and vote upon (i) a proposal to adopt a Plan of Liquidation and Dissolution of Hallmark (the "Plan") providing for the sale of substantially all of the assets of Hallmark to Duramed
                           (the "Transaction") and (ii) such other
                           matters as may properly be brought
                           before the Special Meeting.  See
                           "INTRODUCTION - Special Meeting."

RECORD DATE; SHARES
ENTITLED TO VOTE......     Holders of record of shares of Hallmark
                           Common Stock at the close of business on July 15, 1996, are entitled to notice of and to vote at the Special Meeting. At
                           July 15, 1996, there were 6,156,240
                           shares of Hallmark Common Stock
                           outstanding, held by approximately 53
                           holders of record.  Voting rights are
                           vested in the holders of Hallmark Common
                           Stock, with each share of Hallmark
                           Common Stock entitled to one vote on
                           each matter coming before the
                           shareholders.  See "INTRODUCTION --
                           Record Date; Shares Entitled to Vote;
                           Vote Required."

VOTE REQUIRED..........    Under applicable law the approval by
                           Hallmark shareholders of the Transaction will require the affirmative vote of the holders of a majority of the outstanding shares of Hallmark Common
                           Stock. However, the Asset Purchase Agreement also requires the affirmative vote of the holders of a majority of the outstanding shares of Hallmark Common
                           Stock actually voted on the proposal, other than shares of Hallmark Common Stock beneficially owned by Duramed or its affiliates. See "INTRODUCTION --
                           Record Date; Shares Entitled to Vote; Vote Required."

THE PLAN OF LIQUIDATION
- -----------------------

BACKGROUND OF THE
TRANSACTION............    For a description of the events leading
                           to the approval of the Transaction by
                           the Board of Directors of Hallmark, see
                           "SPECIAL FACTORS -- Background and
                           Reasons for the Transaction and the Plan of Liquidation."

EFFECT OF THE
TRANSACTION............    Upon consummation of the Transaction,
                           pursuant to the Asset Purchase
                           Agreement, Duramed will acquire
                           substantially all of the assets of
                           Hallmark and will assume certain of
                           Hallmark's liabilities, including its
                           bank indebtedness and certain of its
                           accounts payable, and Hallmark's
                           indebtedness to Duramed ($3,480,520 at
                           July 15, 1996 in the aggregate) will be
                           released.  Duramed will issue to
                           Hallmark for distribution to its
                           creditors and shareholders in accordance with the Plan of Liquidation 640,000 shares of Duramed Common Stock and warrants to purchase 400,000 shares of Duramed Common Stock at $25.00 per share
                           (the "Warrants"). Hallmark will retain
                           certain of its liabilities, including
                           indebtedness to certain of its shareholders
                           ($6,447,638 at July 15, 1996) and
                           obligations to a partnership owned by
                           certain of its shareholders ($367,059 at July 15, 1996) (collectively, the
                           "Shareholder Debt"). Based on the April 10,
                           1996 closing price (the day prior to signing the Asset Purchase Agreement) of $18.88 per share, the aggregate market value of the shares of Duramed Common Stock and the Warrants to be issued in the Transaction would have been approximately $12,940,000
                           (assuming a fair market value of $2.15 per Warrant, as determined by an independent appraiser retained by Duramed).

PLAN OF LIQUIDATION...     Pursuant to the Plan of Liquidation,
                           Hallmark will distribute a portion of
                           the Duramed Common Stock (or cash
                           obtained upon the sale of such stock) to its creditors as payment in full of its obligations, other than those to be assumed by Duramed. Hallmark estimates that approximately 113,834 shares of
                           Duramed Common Stock and 400,000
                           Warrants will be available for
                           distribution to its shareholders.

OUTSTANDING DURAMED
COMMON STOCK...........    As of July 15, 1996, there were
                           outstanding 10,687,821 shares of Duramed
                           Common Stock.  In the Transaction,
                           640,000 shares of Duramed Common Stock
                           will be issued (1,040,000 shares if all
                           Warrants are exercised), which would
                           represent approximately 6.0% (9.7% if
                           all Warrants are exercised) of such
                           outstanding Duramed Common Stock.

DURAMED'S REASONS
FOR THE TRANSACTION....    Duramed desires to complete the
                           Transaction because it will bring to
                           Duramed a research and development
                           pipeline which includes controlled
                           release technology.  Duramed believes
                           that combining Duramed and Hallmark
                           product development programs will
                           position Duramed for long-term growth
                           through the introduction of products
                           requiring sophisticated technology.

RECOMMENDATION OF
HALLMARK'S BOARD OF
DIRECTORS..............    The Board of Directors of Hallmark
                           ratified the Transaction at its April
                           12, 1996 Board Meeting and unanimously
                           recommends that Hallmark shareholders
                           vote in favor of the Transaction.  See
                           "SPECIAL FACTORS -Background and Reasons for the Plan of Liquidation and the Transaction" and "SPECIAL FACTORS --
                           Recommendation of Hallmark Board of
                           Directors."

CLOSING OF THE
TRANSACTION............    It is expected that the Transaction will
                           be consummated as promptly as
                           practicable after the requisite approval of Hallmark's shareholders has been obtained and all other conditions to the Transaction have been satisfied or waived. See "THE TRANSACTION --
                           Conditions; Waivers."

CONDITIONS TO THE
TRANSACTION;
TERMINATION OF THE
ASSET PURCHASE
AGREEMENT.............     The obligations of Duramed and Hallmark
                           to consummate the Transaction are
                           subject to the satisfaction, or in
                           certain cases waiver, of certain
                           conditions, including (i) obtaining
                           requisite shareholder and regulatory
                           approvals, and (ii) the absence of any
                           injunction prohibiting consummation of
                           the Transaction.  See "THE TRANSACTION
                           -- Conditions; Waivers."

                           The Asset Purchase Agreement is
                           subject to termination at the option
                           of either Duramed or Hallmark if the
                           Transaction is not consummated on or
                           before September 30, 1996, and prior
                           to such time upon the occurrence of
                           certain other events. See "THE
                           TRANSACTION -- Amendment;
                           Termination."

APPRAISAL RIGHTS......     Holders of Hallmark Common Stock who do
                           not vote in favor of the Transaction and who perfect their rights in accordance with the requirements of New Jersey law will be entitled to appraisal rights if the Transaction is consummated. See
                           "THE TRANSACTION -- Appraisal Rights."

CERTAIN FEDERAL INCOME
TAX CONSEQUENCES.......    For a discussion of certain federal
                           income tax consequences of the
                           Transaction, see "THE TRANSACTION --
                           Certain Federal Income Tax
                           Consequences."

                DURAMED SUMMARY HISTORICAL FINANCIAL INFORMATION


         The summary financial information of Duramed set forth below has been derived from, and should be read in conjunction with, the financial statements and other financial information which are incorporated into this Proxy Statement/Prospectus by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                          DURAMED PHARMACEUTICALS, INC.
                      (In thousands, except per share data)


                                    THREE MONTHS ENDED
                                        MARCH 31,                         YEARS ENDED DECEMBER 31,
                                       (unaudited)

                                   1996           1995        1995        1994        1993        1992          1991
                                   ----           ----        ----        ----        ----        ----          ----
STATEMENT OF OPERATIONS
DATA:
 Net Sales                       $10,700        $12,581     $49,624     $45,274    $30,293      $16,685       $10,531

 Operating (loss) income          (1,610)         1,537       1,734       8,015      3,359       (1,577)       (3,356)

 Pretax (loss)
 income                           (2,161)         1,037        (991)      5,765      1,240       (4,964)       (4,229)

 Net (loss)
 income                           (2,161)         1,008        (991)      9,551      1,215       (4,964)       (4,229)

 Preferred dividends                 275           ---          123        ---        ---          ---           ---

 Net (loss)
  income applicable
  to common
  stockholders                    (2,436)         1,008      (1,114)      9,551      1,215       (4,964)       (4,229)

 Net (loss) income per
 share of common stock:
  Primary                           (.28)           .09        (.14)        .93        .14         (.77)         (.67)
  Fully diluted                     (.28)           .09        (.14)        .91        .13         (.77)         (.67)

 Cash dividends per
  common share                       ---           ---         ---         ---        ---           ---           ---


BALANCE SHEET DATA:
 Total assets                    $49,715        $41,546     $45,177     $37,002    $22,959      $16,128       $15,678
 Long-term liabilities           $16,194        $20,778     $19,837     $18,267    $23,201      $ 1,703       $   769
 Stockholders' equity            $17,544        $  (134)    $ 8,898     $(1,231)  $(11,985)    $(14,852)     $(10,047)

                HALLMARK SUMMARY HISTORICAL FINANCIAL INFORMATION


         The summary financial data of Hallmark set forth below as of and for the years ended December 31, 1995, 1994 and 1993 has been derived from, and should be read in conjunction with, Hallmark's audited financial statements and notes thereto included elsewhere herein. The summary financial data of Hallmark as of March 31, 1996 and for the three month periods ended March 31, 1996 and 1995 is unaudited and should be read in conjunction with Hallmark's interim financial statements also included elsewhere herein. The unaudited balance sheet data as of March 31, 1995 has been derived from Hallmark's interim balance sheet not included herein. See "INDEX TO HALLMARK FINANCIAL STATEMENTS."


                         HALLMARK PHARMACEUTICALS, INC.
                      (In thousands, except per share data)

                                                         Three months ended                 Years ended December 31,
                                                    ------------------------------      -----------------------------
                                                    MARCH 31, 1996  MARCH 31, 1995        1995      1994     1993
STATEMENT OF OPERATIONS DATA:                               (UNAUDITED)
Net sales                                             $  837               ---             ---        ---        ---
Operating (loss)                                     ($1,388)            ($945)         ($4,068)  ($3,572)  ($2,281)
Net (loss)                                           ($1,585)          ($1,071)         ($4,815)  ($3,981)  ($2,607)

Net loss per common share                              ($.26)            ($.18)           ($.79)    ($.71)    ($.75)

BALANCE SHEET DATA:
Total assets                                         $ 4,332            $3,913           $4,402    $3,508    $1,774
Bank and other debt                                  $10,267            $5,360           $9,025    $4,148    $2,350
Stockholders' deficiency                            ($ 6,611)          ($1,622)         ($5,076)    ($872)    ($782)


                SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION


         The summary unaudited pro forma financial information set forth below
(i) gives effect to the proposed Transaction and (ii) should be read in conjunction with the pro forma financial information appearing under "PRO FORMA FINANCIAL INFORMATION." This pro forma information is not necessarily indicative of actual or future operating results or financial position that would have occurred or will occur upon consummation of the Transaction.


                    UNAUDITED PRO FORMA FINANCIAL INFORMATION
                      (In thousands, except per share data)


AT OR FOR QUARTER ENDED MARCH 31, 1996                           Duramed
- --------------------------------------                         As Reported               Pro forma
                                                               -----------               ---------

STATEMENT OF OPERATIONS DATA:
 Net sales                                                      $10,700                   $10,700
 Operating (loss)                                                (1,610)                   (2,737)
 Net (loss)                                                      (2,161)                   (3,319)
 Net (loss) applicable to common
  stockholders                                                   (2,436)                   (3,594)
 Net (loss) per share of common stock                            ($ .28)                   ($ .39)
BALANCE SHEET DATA:
 Total assets                                                   $49,715                   $54,943
 Long-term liabilities                                          $16,194                   $16,194
 Stockholders' equity                                           $17,544                   $19,966



YEAR ENDED DECEMBER 31, 1995                                     Duramed
- ----------------------------                                   As Reported                Pro forma
                                                               -----------                ---------
STATEMENT OF OPERATIONS DATA:
 Net sales                                                      $49,624                   $49,624
 Operating profit (loss)                                          1,734                    (2,114)
 Net (loss)                                                        (991)                   (4,963)
 Net (loss) applicable to common stockholders                    (1,114)                   (5,086)
 Net (loss) per share of common stock                            ($ .14)                   ($ .59)

                           COMPARATIVE PER SHARE DATA


         The following table presents certain per share data derived from the historical financial statements of Duramed and Hallmark and unaudited pro forma per share data adjusted to reflect consummation of the Transaction. The pro forma information is not necessarily indicative of actual or future operating results or financial position that would have occurred or will occur upon consummation of the Transaction. The information presented below should be read in conjunction with the pro forma financial information appearing under "PRO FORMA FINANCIAL INFORMATION" and the separate historical consolidated financial statements of Duramed and Hallmark which are incorporated by reference or appear herein.


                                               At or for Quarter ended        At or for Year ended
                                                     March 31,                     December 31,
                                              ------------------------      -----------------------
                                                   1996      1995           1995      1994     1993
                                                   ----      ----           ----      ----     ----
Historical:                                          (Unaudited)
 Per share of Duramed Common
 Stock:
  Book value                                     $ 1.79      $(.02)        $1.10     $(.15)   $(1.64)
  Cash dividends                                    ---        ---           ---       ---     -----
  Net (loss) income                               $(.28)      $.09         $(.14)     $.91    $  .13





                                               At or for Quarter ended        At or for Year ended
                                                    March 31,                     December 31,
                                              ------------------------          -----------------
                                                   1996      1995           1995      1994     1993
                                                   ----      ----           ----      ----     ----
                                                     (Unaudited)
 Per share of Hallmark Common
 Stock:
  Book value                                    $(1.07)     $(.27)         $(.83)    $(.15)   $(.16)
  Cash dividends                                   ---        ---            ---       ---      ---
  Net (loss)                                    $ (.26)     $(.18)         $(.79)    $(.71)   $(.75)



                                               At or for Quarter ended      At or for Year ended
Pro Forma:                                           March 31, 1996          December 31, 1995
                                              ------------------------      --------------------
                                                     (Unaudited)

Per share of Duramed Common Stock:
 Book value                                            $1.91                        $1.48
 Cash dividends                                          ---                          ---
 Net (loss)                                            $(.39)                       $(.59)

                               MARKET INFORMATION


         During the 1994 period prior to September 16, 1994, the Duramed Common Stock was traded in the over-the-counter market due to Duramed's inability to meet certain listing requirements of the Nasdaq National Market ("Nasdaq"). On September 16, 1994, trading of the Duramed Common Stock on the Nasdaq recommenced under a listing exception from the Nasdaq's tangible net asset requirements. On December 12, 1995 Duramed was notified that it was found to be in compliance with all Nasdaq requirements, and the exception was removed. The table below sets forth the high and low trades for the Duramed Common Stock as reported by the Nasdaq. Quotations prior to September 16, 1994 are the high and low bid quotations as reported by the National Quotation Bureau, Inc. and reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                               High      Low
1994:

         First Quarter                                         7.88   $ 5.50
         Second Quarter                                        9.17     6.50
         Third Quarter                                        18.25     7.38
         Fourth Quarter                                       17.25    11.75

1995:

         First Quarter                                        20.50   $14.25
         Second Quarter                                       18.75    12.00
         Third Quarter                                        25.50    14.00
         Fourth Quarter                                       17.25    12.75

1996:

         First Quarter                                        23.50   $14.00
         Second Quarter                                       20.00   $14.50
         Third Quarter                                        17.00   $13.75
         (Through
          August 5, 1996)

         As of July 15, 1996, Duramed had 1,185 stockholders of record. Duramed has not paid any cash dividends on its Common Stock since its inception and does not intend to pay cash dividends in the foreseeable future. Under the terms of Duramed's current loan agreements with its bank, no dividend declaration is permitted. In addition, the terms of Duramed's loan agreement with the State of Ohio require that Duramed not pay any dividends to its stockholders unless an amount equal to 30% of such dividends is paid to the State of Ohio as an additional principal reduction.

         Duramed does not intend to list the Warrants for trading on Nasdaq or any stock exchange. There can be no assurance that any over-the-counter trading market for the Warrants will develop.

         Hallmark Common Stock is held of record by 53 persons and no trading market for Hallmark Common Stock exists. Hallmark has not paid any cash dividends on its Common Stock since its inception and does not intend to pay cash dividends in the foreseeable future. Under the terms of Hallmark's current loan agreements with its bank, no dividend declaration is permitted.

         On October 9, 1995, the last full day of trading before the issuance of a press release by Duramed and Hallmark announcing that they had entered into a letter of intent for the acquisition of Hallmark by Duramed, the reported closing price per share of Duramed Common Stock was $13.88. On April 10, 1996, the last full day of trading immediately preceding the public announcement of the signing of the Asset Purchase Agreement the closing price of Duramed Common Stock was $18.88. On August 5, 1996, the closing price per share of Duramed Common Stock was $14.375.

                                  RECENT EVENTS

         On August 7, 1996, Duramed completed the issuance of 200,000 shares of Series D Convertible Preferred Stock. The net proceeds of this offering of approximately $19 million will be directed primarily toward Duramed's new product development activities. Beginning October 16, 1996, the Series D Preferred Shares are convertible at the option of the holders at 15% below the average closing bid price of the common shares of the Company over the 10-day trading period ending two days prior to the date of conversion (the "conversion price"). No more than 2,130,895 common shares will be issued upon conversion, and any Series D Shares which remain outstanding after the issuance of such maximum number of common shares would not be converted but would be subject to cash redemption at a redemption price designed to yield the same economic benefit to the holders as the conversion price. The conversion price for the Series D Preferred Shares may not be less than $7 per share, nor more than $20 per share. Series D Preferred Shares will pay a dividend of 8% annually, payable quarterly in arrears, on all unconverted Preferred Shares. Any of the Series D Preferred Shares which remain outstanding will be converted (or redeemed) automatically on July 18, 1998.

         Under the terms of agreements with Ortho-McNeil Pharmaceutical Corporation, Duramed has non-exclusive distribution rights to the Ortho-McNeil products Acetaminophen with Codeine, Tolmetin Sodium, Tolmetin Sodium DS, Oxycodone with Acetaminophen and Estropipate. The term of the distribution agreement for each of these products is ten years subject to reduction to three years (if not extended) from date of first sale if the Duramed's conjugated estrogens product has not been approved by the FDA by June 30, 1996. Such approval was not received by June 30, 1996. Duramed commenced marketing Estropipate during the fourth quarter of 1993 and the other Ortho-McNeil products during the fourth quarter of 1994. Duramed is discussing an extension of these rights with Ortho-McNeil. Loss of these distribution rights would be likely to have an adverse effect upon the Company's results of operations.

         As indicated in Duramed's Form 10-Q for the quarter ended March 31, 1996, Duramed has experienced a decline in the sales price of certain of its products including its Methylprednisolone product. While net sales and gross margins in the second quarter of 1996 are expected to exceed the first quarter levels this is primarily attributable to unit increases of Duramed's Methylprednisolone product resulting from the seasonal nature of the product. Operating expenses increased in the second quarter as a result of increased product development expenses. Duramed expects to report a pre-tax loss in the second quarter in line with the first quarter. The competitive environment is expected to remain intense which may result in further declines in the sales prices of certain of Duramed's products including Methylprednisolone.

         As of March 31, 1996, Duramed had a net deferred tax asset of $3.9 million. Full utilization of this deferred tax benefit would require future taxable income of $10.3 million. Duramed evaluates the valuation of its deferred tax asset on a quarterly basis. The evaluation excludes forecasted profits from products under development or on file with the Food and Drug Administration. Given Duramed's operating performance with its current product line and planned expenditures resulting from its commitment to an expanded product development program, Duramed may restore the valuation reserve associated with the deferred tax asset which would result in a non-cash charge to earnings for the quarter during which such action is taken.
                                     - 12 -

                                  INTRODUCTION


GENERAL

         The principal executive offices of Duramed Pharmaceuticals, Inc., a Delaware corporation ("Duramed"), are located at 7155 East Kemper Road, Cincinnati, Ohio 45249, and Duramed's telephone number is (513) 731-9900. The principal executive offices of Hallmark Pharmaceuticals, Inc., a New Jersey corporation ("Hallmark"), are located at 400 Campus Drive, Somerset, New Jersey 08873, and Hallmark's telephone number is (908) 563-2245.

         As used herein, Duramed means Duramed Pharmaceuticals, Inc. and its subsidiaries, unless the context indicates otherwise.

SPECIAL MEETING

         This Proxy Statement/Prospectus is being furnished to Hallmark shareholders in connection with the solicitation of proxies (the "Proxy Solicitation") by the Board of Directors of Hallmark for use at a Special Meeting of Shareholders of Hallmark to be held on September 11, 1996, commencing at 1:00 p.m., local time, at 400 Campus Drive, Somerset, New Jersey and at any adjournments or postponements thereof (the "Special Meeting").

         At the Special Meeting, Hallmark shareholders will consider and vote upon a proposal to approve the proposed Plan of Liquidation and Dissolution of Hallmark (the "Plan") providing for the sale of substantially all of the assets of Hallmark to Duramed (the "Transaction") pursuant to the terms of the Asset Purchase Agreement dated as of April 9, 1996 between Hallmark and Duramed (the "Asset Purchase Agreement"). Pursuant to the Asset Purchase Agreement, upon consummation of the Transaction, Duramed will acquire substantially all of the assets of Hallmark and will assume certain of Hallmark's liabilities, including its bank indebtedness and certain of its accounts payable, and Hallmark's indebtedness to Duramed ($3,480,520 at July 15, 1996) will be released. Duramed will issue an aggregate of 640,000 shares of Duramed Common Stock and warrants to purchase 400,000 shares of Duramed Common Stock at $25.00 per share (the "Warrants") as consideration for the Transaction. Pursuant to the Plan of Liquidation, Hallmark will distribute a portion of the Duramed Common Stock (or cash obtained upon the sale of such stock) to its creditors as payment in full of its obligations, other than those to be assumed by Duramed. Hallmark estimates that approximately 113,834 shares of Duramed Common Stock and 400,000 Warrants will be available for distribution to its shareholders.

         Holders of Hallmark Common Stock who do not vote in favor of the Transaction and who perfect their rights in accordance with the requirements of New Jersey Law will be entitled to demand appraisal rights as a result of the Transaction. See "THE TRANSACTION -- Appraisal Rights."

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

         The close of business on July 15, 1996 (the "Record Date") has been fixed as the record date for determination of the holders of Hallmark Common Stock who are entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, there were 6,156,240 shares of Hallmark Common Stock outstanding. The holders of record of shares of Hallmark Common Stock on the Record Date are entitled to one vote per share on each matter submitted to a vote at the Special Meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of Hallmark Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. Under the New Jersey Business Corporation Law ("NJBCL"), the holders of a majority of the outstanding shares of Hallmark Common Stock must be voted in favor of the Transaction for it to be approved. The Asset Purchase Agreement also provides that the Transaction must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Hallmark Common Stock actually voting on the proposal, other than shares of Hallmark Common Stock beneficially owned by Duramed or its affiliates (collectively, the "Required Company Vote"). As of the Record Date, Duramed and its affiliates owned no shares of Hallmark Common Stock. Certain directors of Hallmark, who owned 3,870,493 shares of Hallmark Common Stock as of the Record Date, constituting approximately 63% of the outstanding Hallmark Common Stock, have agreed to vote in favor of the Transaction.


PROXIES; PROXY SOLICITATION

         Shares of Hallmark Common Stock represented by properly executed proxies received at or prior to the Special Meeting and which have not been revoked will be voted at the Special Meeting in accordance with the instructions contained therein. Shares of Hallmark Common Stock represented by properly executed proxies for which no instruction is given will be voted FOR approval of the Transaction. Hallmark shareholders are requested to complete, sign, date and return promptly the enclosed proxy in the postage prepaid envelope provided for this purpose in order to ensure that their shares are voted. A shareholder may revoke a proxy by submitting at any time prior to the vote on the Transaction a later dated proxy with respect to the same shares, by delivering written notice of revocation to the Secretary of Hallmark at any time prior to such vote or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself revoke a proxy.

         If fewer shares of Hallmark Common Stock are voted in favor of approval of the Transaction than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore been revoked or withdrawn), notwithstanding that they may have been voted on the same or any other matter at a previous meeting.

         Hallmark will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by mail, directors, officers and employees of Hallmark and Duramed may solicit proxies by telephone, facsimile or otherwise. Such directors, officers and employees of Hallmark and Duramed will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith.

                                 SPECIAL FACTORS

BACKGROUND OF AND REASONS FOR THE PLAN OF LIQUIDATION AND THE
TRANSACTION

         Hallmark was organized in 1992 and by May 1995 had developed commercial readiness for the production and sale of initial products. Hallmark's manufacturing facility had been constructed, ANDA's for Captopril and Glipizide had been filed and several other products were under development. Hallmark's Board of Directors determined that it needed substantial additional expansion capital to enable Hallmark to commercialize its products. Accordingly, Hallmark decided to seek a strategic partner.

         During the spring of 1995, Duramed and Hallmark engaged in discussions concerning the marketing of Hallmark's drug, Captopril. During the summer of 1995, these discussions extended beyond the marketing and distribution of Captopril into discussions concerning a possible merger. Due diligence commenced during the summer of 1995 culminating in a Letter of Intent in October 1995 as described below.

         Hallmark's initial research and development efforts were directed primarily toward immediate release solid oral dosage form drugs. Based on changing market conditions and its experience with immediate release solid oral dosage form drugs, the Board of Directors of Hallmark determined in early 1994 to expand its research and development efforts into sustained release solid oral dosage form drugs.

         In order to fund Hallmark's expansion of its research and development efforts into sustained release solid oral dosage form drugs, Hallmark considered several alternatives including (1) an initial public offering; (2) additional debt and equity financing from existing stockholders; (3) strategic partners willing to invest expansion capital; and (4) product joint ventures. In order to provide immediate capital, Hallmark sought equity financing from its stockholders during the summer of 1994. Hallmark raised approximately $7,500,000 during that offering. Hallmark also explored during that time strategic partners and product joint ventures with various pharmaceutical companies although no such arrangements were consummated.

         During the fall of 1994, Hallmark contacted several financial advisory firms for assistance in raising capital to fund its research and development expansion efforts. Hallmark engaged three financial advisory firms in late 1994 to assist it in raising capital: Commercial Financial Corporation, Joseph A. Watters and Windward Partners. In January 1995, the Board of Directors terminated those engagements after they proved unsuccessful. At that time, the Board of Directors determined (i) to engage Deloitte & Touche, LLP to identify potential financing sources and (ii) to seek bridge financing from Hallmark's existing stockholders until financing sources were identified. Hallmark raised $3 million from its stockholders in early 1995 through the issuance of notes. Hallmark terminated its relationship with Deloitte & Touche in August 1995 after its financing efforts proved to be unsuccessful.

         In September 1995, Hallmark received a proposal on behalf of an European pharmaceutical company expressing an interest in a $15 million equity investment in Hallmark in exchange for a controlling interest in the Company and requesting an exclusive negotiating period. The Hallmark Board of Directors declined to grant an exclusive negotiating period but consented to due diligence. In October 1995, the Hallmark Board of Directors retained Armata Partners, an investment banking firm, to assist the Board in evaluating alternative proposals. After exploring all alternative proposals, the Board of Directors determined to proceed with the Duramed proposal.

         Discussions with Duramed continued and in early October, 1995, Duramed and Hallmark entered into a Letter of Intent which contemplated that Duramed would acquire Hallmark in a merger in exchange for approximately $30.5 million in Duramed Common Stock based on future market value (but not more than 1,250,000 shares of Duramed Common Stock). The purchase price was to be paid in two installments, 50% at closing and 50% on February 15, 1996. 20% of the consideration was to be held in escrow for a period of 18 months. The Letter of Intent also contemplated that Duramed would assume Hallmark's bank debt and repay the Hallmark Shareholder Debt (then approximately $5,800,700). Duramed agreed to advance Hallmark $100,000 immediately and up to $400,000 per month thereafter to finance Hallmark's operations, and Hallmark granted Duramed exclusive marketing rights in North America to Hallmark's Captopril product. The transaction was to be subject to customary conditions, including completion of due diligence, execution of definitive agreements and consummation of the merger on or before January 31, 1996.

         Negotiations and due diligence continued into December 1995. However, in mid-December, Duramed advised Hallmark that it was unable to proceed with the transaction at that time because of uncertainties relating to claims asserted by Deloitte & Touche, LLP for fees in connection with the transaction, which fees Duramed was unwilling to assume. In addition, unexpectedly intense competition with generic Captopril products produced by other manufacturers dramatically eroded margins on sales of Hallmark's Captopril product and, in Duramed's view, substantially impaired the value of Hallmark.

         Negotiations resumed in late February 1996 and in early March 1996, Hallmark and Duramed entered into a revised Letter of Intent which incorporated the terms of the current Transaction. The revised terms reflected Duramed's views as to the decreased value of Hallmark and Duramed's refusal to assume any liability to Deloitte & Touche. After further negotiations, the parties entered into the Asset Purchase Agreement and other definitive documentation on April 11, 1996 (as of April 9, 1996).

DESCRIPTION OF REASONS FOR BUSINESS COMBINATION WITH DURAMED

         The Hallmark Board of Directors unanimously approved and authorized the Transaction and recommends approval of the Transaction by Hallmark shareholders based on the Hallmark Board's determination that the aggregate consideration to be received by the Hallmark shareholders is fair to them from a financial point of view and the Transaction is in the best interests of Hallmark, its shareholders and its nonshareholder constituencies. In making its recommendation and those determinations, the Hallmark Board of Directors considered the advice of its management, its financial advisor and legal counsel and the following factors:

                  (a) The strategic and synergistic effect of a business combination with Duramed including the compatibility of management teams; Duramed's established sales and marketing infrastructure; Duramed's customer base and Duramed's ability to access global marketing opportunities.

                  (b) The lack of operating capital for Hallmark's continued research and development efforts and Hallmark's absence of sales and marketing personnel and lack of funds to establish a sales force.

                  (c) The desire of Hallmark shareholders to realize liquidity in their investment and the unwillingness of Hallmark shareholders to invest further in Hallmark or to continue to guarantee Hallmark's indebtedness.

                  (d) The existence of a public market for Duramed's common stock, the trading history of Duramed common stock and Duramed's ability to continue to access the public markets for funding of business expansion.

                  (e) Information with respect to the management, business operations, financial condition, financial performance, and business and financial prospects of Duramed as well as the likelihood of achieving those prospects compared to the going-concern value of Hallmark as reflected by its historical operating results.

                  (f) The likelihood that the Transaction would be consummated, including the experience, reputation and financial capability of Duramed.

                  (g) The risks associated with Hallmark's ability to locate a strategic partner or joint venture partner or other source for operating funds.

                  (h) Industry trends toward consolidation of suppliers and the perceived willingness of customers to deal only with a limited number of suppliers.

RECOMMENDATION OF HALLMARK BOARD OF DIRECTORS

         The Board of Directors of Hallmark unanimously recommends that shareholders of Hallmark vote in favor of the Transaction (see "SPECIAL FACTORS
- -- Background of and Reasons for the Transaction).

INTERESTS OF CERTAIN PERSONS

         Hallmark Leasing Associates, a partnership owned by certain of Hallmark's shareholders and directors ("HLA"), leases certain equipment to Hallmark pursuant to agreements dated September 1, 1992, November 16, 1992, March 20, 1993, May 17, 1994 and December 28, 1994 (the "Lease Agreements"). The aggregate annual rental payments under the Lease Agreements are $454,564. At July 15, 1996, $140,000 of such rental obligations that had become due were unpaid. Pursuant to an agreement dated as of April 9, 1996 between HLA and Duramed (the "HLA Agreement"), HLA agreed to sell such equipment to Duramed at the closing of the Transaction for a purchase price of approximately $494,000, which is equal to its net book value as of the date of execution of the HLA Agreement. The Lease Agreements will be canceled, and Duramed will not assume any liability for unpaid rental obligations.

         Pursuant to various transactions over the last three years, Hallmark has borrowed funds from HLA and certain of its shareholders. The outstanding balance of such indebtedness to HLA at July 15, 1996 was $227,059. Duramed will not assume any obligation of Hallmark with respect to such indebtedness to HLA or the shareholders. Pursuant to the Plan, such creditors will be paid in full by Hallmark from the proceeds of the Transaction, in shares of Duramed Common Stock or in cash.

         Certain shareholders and directors of Hallmark have guaranteed indebtedness of Hallmark to Mid-State Bank in the aggregate amount of approximately $1,672,000, of which approximately $1,256,351 was still owed at July 15, 1996. Duramed has agreed to cause all such indebtedness to be repaid at the closing of the Transaction (the "Closing").

         Two Hallmark directors have also guaranteed certain of Hallmark's obligations in connection with its lease of computer equipment, which lease will be assumed by Duramed. Duramed has agreed to use all reasonable efforts to obtain the release of such guarantees and to indemnify such directors against any claims pursuant to such guarantees if they are not released.
         Pursuant to the Asset Purchase Agreement, Duramed will assume Hallmark's obligations under employment agreements with Mr. V. G. Budharaju, President and Chief Executive Officer of Hallmark, Dr. Kamlesh Shah, Hallmark's Director of Research and Development, and Dr. Guohua Zhang, Hallmark's Director of Research and Development and Special Projects. Each of these agreements provides for a five-year term, specified base salary ($150,000 for Mr. Raju and approximately $105,000 for each of Drs. Shah and Zhang), other benefits and grants of Hallmark Common Stock all of which Common Stock has been granted.
         Prior to the execution of the Asset Purchase Agreement, Duramed advanced $2,085,012 in product development costs to Hallmark in exchange for product marketing rights to Captopril and another generic prescription pharmaceutical product. Pursuant to the Asset Purchase Agreement, since April 1, 1996, Duramed has advanced to Hallmark amounts necessary to meet Hallmark's operating expenses and interest payments to its bank at a rate not exceeding an aggregate of $314,000 per month. Accordingly, at July 15, 1996, Hallmark owed Duramed $3,480,520, represented by promissory notes, certain of which notes are secured by Hallmark's rights in Captopril and such other product. The Asset Purchase Agreement provides that such indebtedness will be released at the Closing. If the Transaction is not consummated, Hallmark will be obligated to repay such amounts to Duramed.

         The Asset Purchase Agreement also provides that under certain circumstances Duramed will advance to Hallmark additional funds to pay all reasonable costs of its biostudy with respect to such other product. By July 15, 1996, Duramed had advanced $245,508 towards the cost of this biostudy, which amount is included in the $3,480,520 owed by Hallmark to Duramed at that date.

         As of July 12, 1996, Duramed agreed to advance to Hallmark up to $290,000 to cover the costs of its biostudy with respect to a third generic prescription pharmaceutical product, in exchange for product marketing rights to such product. As of July 15, 1996, Duramed had advanced no funds to Hallmark toward the cost of this biostudy.

         As of July 8, 1996, Duramed issued options to purchase an aggregate of 75,000 shares of common stock to certain consultants and employees of Hallmark including V. G. Budharaju, Guohua Zhang, Kamlesh B. Shah, Mike Adone, Leonid Freytor and Vijay R. Dandu. The options will be exercisable at $15.50, the market price of Duramed common stock as of July 8, 1996. The options will vest over a five year period contingent upon the individuals continuing to provide services, either as consultants or employees, during the vesting period.

                                 THE TRANSACTION

         The descriptions of the Plan and the Asset Purchase Agreement set forth in this section do not purport to be complete and are qualified in their entirety by reference to the Plan and the Asset Purchase Agreement, which are attached as Appendices A and B, respectively, to this Proxy Statement/Prospectus and are incorporated by reference herein.

SALE OF THE ASSETS

         At the Closing, Duramed will purchase all of Hallmark's right, title and interest in and to the assets used in its business, including without limitation, all real property leases, leasehold improvements, equipment, personal property, inventory, furniture, fixed assets, fixtures, raw materials, supplies and other tangible property, governmental licenses, permits and authorizations, contracts, agreements, leases, intellectual property, cash, bank accounts, accounts receivable, insurance policies, all rights in and to the name "Hallmark Pharmaceuticals, Inc." and all goodwill.

PURCHASE PRICE

         At the Closing, Duramed will issue 640,000 shares of Duramed Common Stock and the 400,000 Warrants, less certain amounts thereof to be placed in escrow as described below. Hallmark will distribute the shares and Warrants as provided in the Plan. Duramed will also assume certain obligations of Hallmark, including those arising under assigned contracts, agreements and leases, certain specified accounts payable and Hallmark's bank debt ($1,256,351 at July 15, 1996), and will release all of Hallmark's indebtedness to Duramed ($3,480,520 at July 15, 1996). Duramed will not assume any other liabilities of Hallmark, including any potential obligation of Hallmark to pay a finder's fee to Deloitte & Touche, LLP in connection with the Transactions, any Hallmark Shareholder Debt, any obligation relating to any stock options issued by Hallmark, any obligation under any Hallmark employee benefit plan, any Hallmark obligation for taxes or any liability to any Hallmark shareholder exercising appraisal rights.

ESCROW

         At the Closing, the parties will enter into an agreement (the "Escrow Agreement") providing that 10% of the Duramed Common Stock and the Warrants to be issued will be placed in escrow (the "Escrow") with The Provident Bank (the "Escrow Agent") for a period of 12 months, as security for Hallmark's obligations to Duramed with respect to its representations, warranties and covenants in the Asset Purchase Agreement. The Escrow Agreement permits Hallmark to cause the sale of all or part of such securities, in which event the proceeds of sale will be held in the Escrow.

CLOSING OF THE TRANSACTION

         If the Transaction is approved by the requisite vote of Hallmark shareholders and the other conditions to the Transaction are satisfied or waived (where permissible), the Closing will be held as soon as practicable after the Special Meeting. It is presently contemplated that the Closing will occur promptly after obtaining the necessary approval of Hallmark shareholders. See "THE TRANSACTION -- Conditions; Waivers."

REPRESENTATIONS AND WARRANTIES

         The Asset Purchase Agreement contains various representations and warranties of each of the parties thereto as to (i) its corporate organization, standing and power; (ii) its capitalization; (iii) the authorization by Duramed of its Common Stock and Warrants to be issued in the Transaction, (iv) the authorization of the Asset Purchase Agreement; (v) the Asset Purchase Agreement's non-contravention of any agreement, law or charter or by-law provision and the absence of the need (except as specified) for governmental or third party consents as to the Transaction; (vi) the conduct of its business in the ordinary and usual course and the absence of any material adverse change in its business; (vii) the absence of undisclosed liabilities; (viii) the composition and condition of the assets to be purchased, and Hallmark's title thereto; (ix) the absence of certain events relating to Hallmark's business since December 31, 1995; (x) the absence of certain improper commercial practices relating to Hallmark's business; (xi) transactions between

Hallmark and related parties; (xii) Hallmark's insurance policies; (xiii) Hallmark's contracts and agreements, including the absence of material defaults thereunder; (xiv) certain tax matters; (xv) pending or threatened litigation;
(xvi) compliance with law; (xvii) certain environmental matters; (xviii) Hallmark's labor relations; (xix) employee benefit plans maintained by Hallmark;
(xx) the accuracy of financial statements and filings with the Commission; (xxi) certain matters relating to Hallmark's Food and Drug Administration ("FDA") filings; (xxii) Hallmark's intellectual property; and (xxiii) the accuracy of information to be supplied for inclusion in filings with the Commission required by the transactions contemplated by the Asset Purchase Agreement.

         The respective representations and warranties of Duramed and Hallmark will survive the Closing for 12 months.

BUSINESS OF HALLMARK PENDING THE CLOSING

         Hallmark has agreed that, among other things, prior to the Closing or earlier termination of the Asset Purchase Agreement, except as contemplated by the Asset Purchase Agreement, it will not (i) intentionally make any material change in its operations, (ii) purchase any significant property or assets other than in the ordinary course of business, (iii) sell, transfer or otherwise intentionally dispose of any significant properties or assets which would result in Hallmark owning in the aggregate an amount of properties and assets less than the aggregate amount of properties and assets owned by Hallmark on April 9, 1996, except for decreases in such aggregate amount due solely to market conditions, (iv) form any subsidiary or (v) intentionally take any action which would make any of its representations and warranties incorrect in any material respect as of the Closing.

         Hallmark has further agreed not to (i) amend its Certificate of Incorporation or By-laws, (ii) issue or sell any shares of, or rights of any kind to acquire any shares of or to receive any payment based on the value of, its capital stock or any securities convertible into shares of any such capital stock (including, without limitation, any further stock options or stock appreciation rights), except upon the exercise of presently outstanding options or rights to acquire shares of Hallmark Common Stock, in each case in accordance with their present terms, (iii) increase the amount of Hallmark's outstanding bank indebtedness, (iv) otherwise incur any material indebtedness other than in the ordinary course of business or in furtherance of its obligations under the Asset Purchase Agreement, (v) acquire, directly or indirectly, by redemption or otherwise, any shares of its capital stock or (vi) modify any existing contract, agreement, commitment or arrangement with respect to any of the foregoing.

         Hallmark has agreed to use all reasonable efforts to conduct its business only in the ordinary course and consistent with past practice, to preserve intact its business organization, to keep available the services of its current officers and key employees, and to preserve the goodwill of those having business relationships with it. Hallmark has further agreed not to (i) increase in any manner the compensation of any of its executive officers except pursuant to binding obligations, (ii) increase in any manner the compensation of any of its other officers or employees, except pursuant to binding obligations or in the ordinary course of business and, in the case of such officers and employees whose present annual compensation exceeds Fifty Thousand Dollars ($50,000), after consultation with Duramed, or pursuant to the terms of agreements or plans as currently in effect, (iii) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement to any director, officer or key employee, whether past or present, (iv) except as required by the terms of any existing plan, agreement or arrangement, adopt or commit itself to or enter into any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or into any employment or consulting agreement with or for the benefit of any director, officer or employee, whether past or present, (v) amend any such plan, agreement or arrangement, (vi) enter into any collective bargaining agreement, (vii) enter into or modify any employment agreement or agreement with a related party or
(viii) with certain exceptions, make or commit to make any capital expenditures.

CONDITIONS; WAIVERS

         The respective obligations of Hallmark and Duramed to effect the Transaction are subject to the satisfaction of certain conditions at or prior to the Closing, including: (a) approval of the Transaction by the holders of (i) a majority of the outstanding shares of Hallmark Common Stock, and (ii) a majority of the outstanding shares of Hallmark Common Stock actually voted on the Transaction, other than shares of Hallmark Common Stock beneficially owned by Duramed or its affiliates; (b) no court or governmental or regulatory authority of competent jurisdiction having been enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order or taken any action prohibiting or seeking to prohibit or adversely affect the consummation of the transactions contemplated by the Asset Purchase Agreement; (c) the absence of any stop order suspending the effectiveness of the Registration Statement on Form S-4 of which this Proxy Statement/Prospectus is a part; (d) all filings required to be made, and all consents, approvals, permits and authorizations required to be obtained from governmental and regulatory authorities in connection with the Asset Purchase Agreement and the consummation of the transactions contemplated thereby, having been made or obtained without restrictions; (e) the closing of the transaction contemplated by the HLA Agreement; and (f) the execution of the Escrow Agreement.

         The obligations of Duramed and Hallmark to effect the Transaction are also subject to certain conditions which are normal and customary for transactions such as the Transaction, including, in the case of Duramed's obligations, compliance by Hallmark with the New Jersey Industrial Site Recovery Act and the Employment Agreements being in full force and effect.

         The Asset Purchase Agreement provides that any or all conditions to any party's obligations may, at any time prior to the Effective Time, be waived by such party in whole or in part, to the extent permitted by applicable law.

AMENDMENT; TERMINATION

         At any time prior to the Closing, Duramed and Hallmark may amend the Asset Purchase Agreement by mutual written agreement.

         The Asset Purchase Agreement may be terminated at any time prior to the
Closing: (a) by mutual consent of Duramed and Hallmark; (b) by either Duramed or Hallmark if the Transaction shall not have been consummated by September 30, 1996; (c) by either Duramed or Hallmark if the other is in material breach of any representation, warranty, covenant and agreement which has not been cured in a specified time period after notice; (d) by either Duramed or Hallmark if any permanent injunction or other order of a court or other competent authority enjoining or otherwise preventing the consummation of the transactions contemplated by the Asset Purchase Agreement shall have become final and non-appealable; (e) by either Duramed or Hallmark if the Required Company Vote shall not have been obtained; (f) by Duramed if the Board of Directors of Hallmark shall or shall resolve to (i) not recommend, or withdraw its approval or recommendation of, the Asset Purchase Agreement or any of the transactions contemplated hereby, (ii) modify such approval or recommendation in a manner adverse to Duramed or any of its affiliates or (iii) adopt a Third-Party Resolution (as defined below); or (g) by Hallmark if an entity or group (other than Duramed or any of its affiliates) (a "Third Party") shall have made a bona fide proposal (a "Third-Party Proposal") to acquire all or a substantial portion of the outstanding shares of Hallmark Common Stock or the assets of Hallmark and the Board of Directors of Hallmark adopts a resolution (a "Third-Party Resolution") that states that it believes in good faith that such a proposal is more favorable, from a financial point of view, to the holders of Hallmark Common Stock than the Transaction. Hallmark is required, prior to such termination, to provide

Duramed with notice of the terms and conditions of such Third-Party Proposal and the identity of such Third Party.

ACCOUNTING TREATMENT

         It is expected that the Transaction will be accounted for by Duramed as a purchase.

INDEMNIFICATION

         Hallmark has agreed to indemnify Duramed for any damages resulting from any misrepresentation or breach of warranty by Hallmark or any Hallmark liability not assumed by Duramed. Duramed may assert an indemnification claim within one year after the Closing and only to the extent of the shares of Duramed Common Stock, Warrants and proceeds therefrom held in the Escrow. Duramed has agreed to indemnify Hallmark in certain circumstances, including for any breach of warranty by Duramed or any Hallmark liability specifically assumed by Duramed.

TREATMENT OF HALLMARK STOCK OPTIONS

         Hallmark currently has outstanding options to purchase 1,500,000 shares of its Common Stock at an exercise price of $1.00 per share, and options to purchase 620,100 shares of its Common Stock at an exercise price of $5.00 per share. All of the outstanding options are currently exercisable. In connection with this proxy solicitation, Hallmark will notify all persons holding options to purchase common stock of the Transaction, giving them a period of not less than 30 days from the date of the notice in which to exercise their options and participate in the Transaction as shareholders. Options that are not exercised within 30 days of the notice will be canceled.

EXPENSES AND FEES

         Except as described below, each party to the Asset Purchase Agreement will pay its own expenses in connection with the Transaction. If the Transaction is consummated, Duramed also will assume and pay $50,000 of the fees of Armata Partners, financial advisor to Hallmark. If the Asset Purchase Agreement is terminated due to (i) failure by Hallmark to obtain the approval of Hallmark shareholders, (ii) a determination by the Hallmark Board of Directors to pursue a transaction with a Third Party, (iii) failure to consummate the transaction contemplated by the HLA Agreement or (iv) breach by Hallmark of any of its representations, warranties and agreements under the Asset Purchase Agreement, Hallmark has agreed to pay all actual out-of-pocket fees and expenses incurred by Duramed in connection with the Transaction, up to $500,000.

         If the Asset Purchase Agreement is terminated for any reason (other than its material breach by Hallmark), Hallmark may repurchase all marketing rights to its products which have been granted to Duramed by repaying all funds previously advanced by Duramed.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         THE TRANSACTION. The Transaction will constitute a taxable sale. In accordance with section 1060 of the Internal Revenue Code (the "Code"), to determine the amount and character of the gain or loss recognized by Hallmark as the result of the sale, the consideration paid by Duramed must be allocated among the assets sold. Hallmark will recognize a gain under section 1001(a) of the Code on the sale of an asset to the extent the consideration allocated to the asset exceeds Hallmark's basis in the asset. Hallmark will recognize a loss under section 1001(a) of the Code on the sale of an asset to the extent Hallmark's basis in the asset exceeds the fair market value of the consideration allocated to the asset.

         Hallmark currently has net operating losses and net operating loss carryovers that can be applied against, and thereby reduce or eliminate, gains recognized by Hallmark as a result of the Transaction.

         ESCROW FUND. Hallmark will be treated for tax purposes as the owner of the Escrow Fund. Consequently, income from the securities or cash held in the Escrow Fund will be included in Hallmark's taxable gross income.

         PAYMENT OF LIABILITIES WITH DURAMED COMMON STOCK. Assuming the fair market value of the shares of Duramed Common Stock does not change from the time Hallmark receives them until Hallmark transfers a portion of them to its creditors, such transfer will not result in any tax consequences to Hallmark. If during such time the fair market value of the Duramed Common Stock transferred to the creditors does change, Hallmark will recognize taxable gain or loss equal to such change.

        The transfer of Duramed Common Stock to Hallmark's creditors may cause some of the creditors to recognize gain. A creditor will recognize gain to the extent that the fair market value of the portion of the Duramed Common Stock received by the creditor exceeds the creditor's basis in Hallmark's indebtedness to the creditor. Although a creditor's basis in a debt owed the creditor is generally equal to the amount of the debt, under certain circumstances the creditor's basis may be less than the amount of the debt. One such circumstance may arise where the creditor is a shareholder of the debtor, and the debtor is an S corporation at any time during which the debt is outstanding. In such a case, in accordance with section 1367(b)(2) of the Code the creditor's basis in the indebtedness of the S corporation to the creditor may be reduced under certain circumstances including the recognition of losses and deductions by the S corporation when the shareholder's basis in his stock is zero.

         Hallmark was at one time an S corporation. During such time, some of the creditors' bases in the debts owed them by Hallmark were reduced. Consequently, such creditors will recognize gain upon Hallmark's satisfaction of the debts owed them.

         LIQUIDATION OF HALLMARK. Hallmark will not recognize any gain or loss as a result of its liquidation unless the fair market value of the Duramed Common Stock and Warrants changes from the time of their transfer to Hallmark to the time of Hallmark's transfer of them to its shareholders. If the fair market value of the Duramed Common Stock and Warrants does change during such time, then under section 336(a) of the Code, Hallmark will recognize gain or loss (recognition of loss is limited under certain circumstances) equal to the difference between its basis in the Duramed Common Stock and Warrants (their fair market value when received by Hallmark) and the fair market value of the Duramed Common Stock and Warrants on the date they are distributed to the shareholders.

         In accordance with sections 331 and 1001(a) of the Code, each shareholder's gain or loss resulting from the liquidation of Hallmark will equal the difference between the adjusted basis the shareholder has in his stock in Hallmark and the fair market value of the liquidating distribution received by the shareholder. Because Hallmark was at one time an S corporation, the basis that a shareholder holds in his stock in Hallmark may be lower than the fair market value of the property that the shareholder contributed to Hallmark in exchange for his stock. While Hallmark was an S corporation, the basis that a shareholder had in his stock in Hallmark was reduced in accordance with section 1367(a)(2) of the Code under certain circumstances including distributions by the corporation to the shareholder and as a result of corporate losses and deductions.

         Any gain or loss recognized by a shareholder as the result of the shareholder's receipt of assets in the liquidation of Hallmark will be characterized as a capital gain or loss if the shareholder held his stock in Hallmark as a capital asset. This gain or loss will be short-term if the shareholder held his shares in Hallmark for not more than one year, and long-term if the shareholder held the shares for more than one year.

         Under section 334(a) of the Code, the shareholders will receive a basis in the assets distributed to them in liquidation of Hallmark equal to the fair market value of the assets at the time they are distributed.

         EXERCISE OR LAPSE OF WARRANTS. The shareholders of Hallmark will not recognize any income on the receipt of Duramed Common

Stock pursuant to the exercise of the Warrants. Upon a shareholder's exercise of the Warrants, the shareholder's basis in the Warrants will be added to the exercise price to determine the shareholder's basis in the stock received pursuant to the exercise of the Warrants. Rev. Rul. 78-182, 1978-1 C.B. 265. If a shareholder chooses not to exercise his Warrants and they lapse, in accordance with section 1234 of the Code, the shareholder will recognize a loss in an amount equal to his basis in the Warrants.

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND THE TRANSACTION AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE PLAN AND THE TRANSACTION. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES OF HALLMARK COMMON STOCK PURSUANT TO THE EXERCISE OF HALLMARK OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. MOREOVER, THE TAX CONSEQUENCES TO HOLDERS OF HALLMARK OPTIONS ARE NOT DISCUSSED. THE DISCUSSION IS BASED UPON THE PROVISIONS OF THE INTERNAL REVENUE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF, ALL OF WHICH ARE SUBJECT TO CHANGE. HALLMARK SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN AND THE TRANSACTION TO THEM.

RIGHTS OF DISSENTING SHAREHOLDERS

         Shareholders of Hallmark who do not vote in favor of the Transaction and who perfect their rights as described below will have dissenters' rights under applicable New Jersey law. Section 14A:11-1 of the New Jersey Business Corporation Act (the "NJBCA") provides that shareholders may generally dissent from a sale of substantially all of the assets of the corporation not in the ordinary course of business, except if (i) the shares held by such shareholder are listed on a national exchange or held of record by not less than 1,000 shareholders, (ii) the transaction is entered into pursuant to a plan of dissolution of the corporation which provides for distribution of the net assets of the corporation to its shareholders in accordance with their interests within one year after the date of such transaction and the transaction is wholly for cash, securities so listed or held or cash and such securities; or (iii) the sale is pursuant to an order of a court of competent jurisdiction.

         A shareholder of Hallmark who wishes to assert his right to dissent from the adoption of the Plan and approval of the Asset

Purchase Agreement and receive the fair value of his shares must file with Hallmark a written notice stating that he intends to demand payment for his shares if the Plan is adopted. Such notice must be filed with Hallmark prior to the vote of the shareholders on the Plan. If one or more shareholders file notices of dissent, and the Plan is nonetheless adopted, Hallmark must, within ten days of the effective date of such action, send written notice of the effective date of such action to the shareholders filing such notices. Such shareholders must then provide to Hallmark, within 20 days of the mailing of such notice, a written demand for payment of the fair value of the shares held by them and, within twenty days of the date of such demand, submit the share certificates held by them for notation thereon of such demand.

         Within ten days after expiration of the period within which a shareholder may demand payment for his shares, Hallmark must mail to all shareholders making such a demand the balance sheet and surplus statement of Hallmark as of the latest available date, and a profit and loss statement for not less than a 12- month period ended on the date of such balance sheet. Hallmark may accompany such mailing with a written offer to pay each dissenting shareholder for his shares at a specified price deemed by Hallmark to be the fair value thereof. Such offer must be made at the same price to each dissenting shareholder. If, not later than 30 days after the end of the ten-day period referred to in this paragraph, Hallmark and any dissenting shareholders agree upon the fair value of the shares, Hallmark must deliver payment therefor to such shareholders upon surrender of the certificate or certificates representing such shares.

         If Hallmark and any dissenting shareholder fail to agree upon a fair value for the shares within the 30-day period described in the previous paragraph, any remaining dissenting shareholder may serve upon Hallmark, no later than 30 days after the expiration of such period, a written demand that it commence an action in the Superior Court of the State of New Jersey for the determination of the fair value of the shares. Hallmark must commence such action no later than 30 days after receipt of such demand, or at any earlier time that it determines. If Hallmark fails to commence such an action within such time period, any remaining dissenting shareholder may commence such an action in the name of Hallmark within sixty days of the expiration of such time period. All remaining dissenting shareholders must be named as parties to such an action against their shares quasi in rem. The court must render judgment against Hallmark and in favor of each shareholder who is a party to the action for the amount of the fair value of his shares, as determined by the court. In making such determination, the court may appoint an appraiser to receive evidence and report to the court on the question of fair value. The court must also award to each shareholder who is a party to the action interest at an equitable rate from the date of such shareholder's demand for payment, unless the court finds that the refusal of any dissenting shareholder of an offer by Hallmark pursuant to the preceding paragraph was arbitrary, vexatious or otherwise not in good faith, in which case no interest shall be awarded. A judgment for the payment of the fair value of shares must be payable upon surrender to Hallmark of the certificates representing such shares. The costs and expenses of such an action must be determined and apportioned by the court. Each party must pay its own attorney's fees and expert's fees, unless the court finds that the offer made by Hallmark pursuant to the preceding paragraph was not made in good faith, in which case the court may in its discretion award to any dissenting shareholder who is a party to such action his attorney's and expert's fees.

                         INFORMATION CONCERNING DURAMED

         Duramed currently manufactures and sells a limited line of prescription generic drug products in tablet, capsule and liquid forms to customers throughout the United States. Products sold by Duramed include those of its own manufacture and those which it markets under certain arrangements with other drug manufacturers. Duramed sells its products to drug wholesalers, private label distributors, drug store chains, health maintenance organizations, hospitals, nursing homes, retiree organizations, mail order distributors, other drug manufacturers, mass merchandisers and governmental agencies. Generic drugs are the chemical and therapeutic equivalents of brand name drugs which have gained market acceptance while under patent protection. In general, prescription generic drug products are required to meet the same governmental standards as brand name pharmaceutical products and must receive FDA approval prior to manufacture and sale. Generic drug products are marketed after expiration of patents held by the innovator company, generally on the basis of FDA approved Abbreviated New Drug Applications submitted by the generic manufacturers. Generic drug products typically sell at prices substantially below those of the equivalent brand name products. The increasing emphasis on controlling health care costs, the growth of managed care organizations and the significant number of drugs for which patents will expire in the next few years are expected to create an opportunity for continued growth in the generic drug market.
         Other information concerning Duramed is incorporated herein by reference. See "AVAILABLE INFORMATION" and "DOCUMENTS
INCORPORATED BY REFERENCE."

                         INFORMATION CONCERNING HALLMARK

BUSINESS

         Hallmark is a development stage company engaged in the research, development and manufacturing of generic or "off-patent" prescription drugs. Hallmark also is engaged in the business of developing a proprietary drug delivery system designed to enable alternate formulation of pharmaceutical compounds. Hallmark is a New Jersey corporation organized in February, 1992. Hallmark commenced operations on March 1, 1992.

         Hallmark's primary objective has been to enter the generic drug industry through the establishment of a research and development facility and the acquisition of equipment and personnel in order to identify and formulate generic versions of brand name drugs with expired and expiring patents.

         In June, 1992, Hallmark leased its present 22,751 square feet facility in Somerset, New Jersey. Modification of part of the building at a cost of approximately $128,000 for use as a research and development laboratory was completed in September, 1992. Support staff, consisting of laboratory personnel and clerical support personnel, were also added in September, 1992.

         The FDA's promulgation of a series of regulatory requirements in the early 1990's had a material effect on the time and money needed for Hallmark to achieve its business objective. Chief among these regulatory changes were the requirements for pre-approval inspections and for submission batch manufacture in a facility meeting Good Manufacturing Practice ("GMP") regulations. Plans to modify part of the building as a pilot facility in compliance with GMP regulations of the FDA were developed and implemented during the latter part of 1992 and early 1993. Implementation costs were approximately $191,000. This GMP pilot facility was operational in April, 1993.

         Between that latter part of 1993 and early 1994, Hallmark utilized the GMP facility to complete three bio-studies to support applications by Hallmark to the FDA for approval of two generic drug products: Captopril (application filed in March, 1993) and Glipizide (application filed in October, 1994).

         Also beginning in late 1993 and continuing throughout 1994, plans to modify the rest of the building as an additional GMP facility were developed and implemented in two phases at a cost of approximately $1,500,000. This facility, which was completed in the first quarter of 1995, will enable Hallmark to produce selected drugs in commercial quantities.

         Hallmark is dependent on debt and equity financing to fund its activities. Hallmark has financed its activities through sales of common stock, loans from shareholders and bank loans guaranteed by shareholders. The aggregate of these financing activities has produced approximately $14,877,000 through March 31, 1996, all of which has been dedicated to research and development ("R&D"), acquisition of equipment and personnel, and operation of Hallmark's facilities.

TIME RELEASE FORMS

         During the process of completing the GMP facility, Hallmark had concentrated its efforts on immediate release solid oral dosage forms as the scope of the project. However, based on the earlier success of Hallmark's R&D program, changes in market conditions, and the desirability of enhancing Hallmark's product potential, the Board of Directors of Hallmark decided in October of 1993 to expand the R&D program to include time release solid oral dosage forms. Dr. Guohua Zhang, Ph.D., a specialist in the development of time release solid oral dosage drugs, became, on April 18, 1994, the Director of Special Projects to direct the activities of this expanded R&D program.

         The decision to enter the time release field while continuing with the immediate solid dosage form products contributed to the need for substantially more funding. Further, compliance with FDA requirements for pre-approval inspection and entry into the time release field caused Hallmark to seek and obtain additional funding in 1994. The total amounts raised through stock sales, stockholder loans and bank loans guaranteed by stockholders in 1994 was approximately $5,446,950.

                         HALLMARK PHARMACEUTICALS, INC.

                             SELECTED FINANCIAL DATA

The selected financial data of Hallmark set forth below as of and for the years ended December 31, 1995, 1994 and 1993 has been derived from, and should be read in conjunction with, Hallmark's audited financial statements and notes thereto included elsewhere herein. The selected financial data of Hallmark as of March 31, 1996 and for the three month periods ended March 31, 1996 and 1995 is unaudited and should be read in conjunction with Hallmark's interim financial statements also included elsewhere herein. The unaudited balance sheet data as of March 31, 1995 has been derived from Hallmark's interim balance sheet not included herein.

                             SELECTED FINANCIAL DATA
                      (In thousands, except per share data)

                                                           Three months ended              Years ended December 31,
                                                    -------------------------------        ------------------------
                                                    MARCH 31, 1996   MARCH 31, 1995        1995      1994      1993
STATEMENT OF OPERATIONS DATA:                                (UNAUDITED)
Net sales                                                  $837              -                -         -         -
Operating (loss)                                        ($1,388)          ($945)         ($4,068)  ($3,572)  ($2,281)
Net (loss)                                              ($1,585)        ($1,071)         ($4,815)  ($3,981)  ($2,607)
Net loss per common share                                 ($.26)          ($.18)          ($0.79)   ($0.71)   ($0.75)

BALANCE SHEET DATA:
Current assets                                             $989            $227             $837      $501      $142
Total assets                                             $4,332          $3,913           $4,402    $3,508    $1,774
Current liabilities                                      $6,299            $825           $3,972      $705      $352
Long-term liabilities                                    $4,645          $4,709           $5,506    $3,675    $2,204
Accumulated deficit                                    ($13,984)        ($8,654)        ($12,398)  ($7,583)  ($3,602)
Stockholders' deficiency                                ($6,611)        ($1,622)         ($5,076)    ($872)    ($782)

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                 OPERATIONS AND FINANCIAL CONDITION OF HALLMARK

RESULTS OF OPERATIONS

         Comparison of Three Month Periods Ended March 31, 1996 and 1995.

NET SALES AND COST OF GOODS SOLD

         Net sales for the three month period ended March 31, 1996 of $836,819 consisted of sales of Hallmark's Captopril product to Duramed in accordance with the terms of a distribution agreement between the parties. As a result of intense competition in the market for the Captopril product, Hallmark incurred a gross loss of $314,140 and its cost of goods sold was $1,150,959. There were no sales or cost of goods sold in the comparable prior quarter as Hallmark was in the development stage at that time.

OPERATING EXPENSES

Research and development

         Research and development expense increased by $114,795, or 27.7%, in the first quarter of 1996 to $529,484 from $414,689 in the first quarter of 1995. The increase in research and development expense was primarily a result of increased bio-studies.

General and administrative

         General and administrative expense increased by $10,320, or 3.9%, in the first quarter of 1996 to $275,564 from $265,244 in the first quarter of 1995. The moderate increase in General and Administrative expense is a result of first quarter increases in salaries and product liability insurance, offset by a decrease in legal and professional fees.

Interest Expense

         Interest expense increased by $70,391, or 55.6%, in the first quarter of 1996 to $197,042 from $126,651 in the first quarter of 1995. The increased interest expense is principally a result of increased stockholder debt.

         Comparison of Years Ended December 31, 1995 and 1994

NET SALES

         There were no sales in 1995 and 1994 as Hallmark was in the development stage.

OPERATING EXPENSES

Research and development

         Research and development expense increased by $137,675, or 6.9%, in 1995 to $2,120,982 from $1,983,307 in 1994. The increase in research and development expense was principally a result of increased salaries as well as increased outside lab fees for bioequivalency studies.

General and administrative

         General and administrative expense decreased by $25,177, or 2.9%, in 1995 to $856,028 from $881,205 in 1994. The decrease in general and administrative expense was principally a result of a non-recurring charge of $250,000 recorded in 1994 in connection with the issuance of stock options (see
Note 8 to Hallmark's financial statements) offset by 1995 increases in legal and professional fees of approximately $103,400, salaries of approximately $18,200, insurance and workmen's compensation of approximately $17,300, travel expenses of approximately $22,000, and net increases in other expenses aggregating approximately $64,000.

Interest Expense

         Total interest expense increased by $338,718, or 82.8%, in 1995 to $747,803 from $409,085 in 1994. This increase results primarily from increased borrowing from stockholders during 1995 of approximately $4,315,500.

Depreciation and Amortization

         Depreciation and amortization expense increased by $382,880, or 54.1%, to $1,090,594 in 1995 from $707,714 in 1994. The increase in depreciation and amortization expense is principally a result of Hallmark's additions to property and equipment which aggregated approximately $1,549,000 in 1995 (including additions to equipment classified as held under capital leases).

Income Taxes

         Since Hallmark's adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" as of January 1, 1994 (such standard was adopted concurrent with the Company's effective date of revocation of its S Corporation status), a valuation allowance was provided for the total amount of deferred tax assets.

Inflation

         Inflation has not had and is not expected to have a material impact on Hallmark's business.

LIQUIDITY AND CAPITAL RESOURCES

         Hallmark is engaged in the research and late-stage development of generic drugs and drug delivery technologies the funding for which, since Hallmark's inception, has been obtained from sales of common stock to shareholders in a series of private placements, loans from shareholders and bank debt guaranteed by Hallmark's shareholders. During 1995 Hallmark received its first approval to market Captopril but intense competition in the market for this product has severely impacted expected profit margins. Accordingly, Hallmark will continue to require equity and/or debt financing to carry out its business plan. Currently, Hallmark is being funded substantially by advances from Duramed as well as occasional shareholder loans. Absent such funding, there is substantial doubt about whether Hallmark could continue as a going concern.

         At March 31, 1996 and December 31, 1995, shareholder loans aggregated approximately $6,051,000 and $5,946,000, respectively, and obligations under capital leases aggregated approximately $734,000 and $800,000, respectively. Bank debt at March 31, 1996 and December 31, 1995 aggregated approximately $1,256,000 and $1,279,000, respectively. Hallmark was indebted to Duramed at March 31, 1996 and December 31, 1995 in connection with short term advances of $2,010,000 and $900,000, respectively.

         Also, at March 31, 1996 and December 31, 1995, Hallmark had a working capital deficiency of approximately $5,309,000 and $3,135,000, respectively.

         See "SUMMARY-MARKET INFORMATION" and "INDEX TO FINANCIAL STATEMENTS" for additional information with respect to Hallmark.


                         SECURITY OWNERSHIP OF HALLMARK

         Hallmark common stock is owned beneficially by 53 stockholders. As of July 15, 1996, the record date for the Special Meeting, there were 6,156,240 shares of common stock outstanding. Officers and directors of Hallmark own beneficially approximately 63% of the outstanding shares of common stock. Each share of common stock is entitled to one vote. Under New Jersey law and Hallmark's governing instruments, approval by a majority of the outstanding shares of common stock is necessary in order to effect the sale of assets. However, the board of directors of each of Hallmark and Duramed voted has determined, and the Asset Purchase Agreement provides, that the Transaction will not proceed unless a majority of the shares voted by persons unaffiliated with Duramed approve the Transaction.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of July 15, 1996, of each person known by Hallmark to be beneficial owners of more than 5% of the outstanding Common Stock, each of the directors of the Company, and all Directors and executive officers of the Company as a group. Under the rules of the Securities and Exchange Commission (the "Commission"), a person is deemed a "beneficial owner" of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities.


            NAMES AND ADDRESSES OF BENEFICIAL OWNERS                       SHARES                   PERCENTAGE
                                                                        BENEFICIALLY                  OWNED
                                                                           OWNED
Mr. V. G. Budharaju..............................................          900,000                    14.6%
c/o Hallmark Pharmaceuticals, Inc.
400 Campus Drive
Somerset, New Jersey
Dr. Marvin H. Meisner(2).........................................          486,841                     7.9%
c/o Hallmark Pharmaceuticals, Inc.
400 Campus Drive
Somerset, New Jersey
Dr. John H. Meloy (3)............................................          414,598                     6.7%
c/o Hallmark Pharmaceuticals, Inc.
400 Campus Drive
Somerset, New Jersey
Dr. Carroll P. Osgood (4)........................................          517,339                     8.4%
c/o Hallmark Pharmaceuticals, Inc.
400 Campus Drive
Somerset, New Jersey
Dr. Rudraraju P. Raju (5)........................................          725,667                    11.8%
c/o Hallmark Pharmaceuticals, Inc.
400 Campus Drive
Somerset, New Jersey
Dr. Robert E. Wertz (6)..........................................          826,048                    13.4%
c/o Hallmark Pharmaceuticals, Inc.
400 Campus Drive
Somerset, New Jersey
All directors and executive officers
as a group......................................................         3,870,493                    62.8%

(1) Represents shares held of record by various individual investors for which Mr. Budharaju exercises voting power.

(2) Represents shares held of record by Dr. Meisner and Judith Sue Meisner jointly.

(3) Represents shares held of record by Dr. Meloy and Eujeania Meloy jointly.

(4) Represents shares held of record by Dr. Osgood and Altru Company for which Dr. Osgood exercises voting power.

(5) Represents shares held of record by various individual investors for which Dr. Raju exercises voting power.

(6) Represents shares held of record by Dr. Wertz individually and with Patricia Wertz jointly for which Dr. Wertz exercises voting power.


                         PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma financial statements give effect to the proposed Transaction based on the assumptions described in the accompanying notes. These pro forma financial statements have been prepared from the historical consolidated financial statements of Duramed and Hallmark and should be read in conjunction therewith. The historical financial statements of Duramed and Hallmark are incorporated by reference or appear elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INDEX TO HALLMARK FINANCIAL STATEMENTS."

         In exchange for substantially all the assets of Hallmark, Duramed has agreed to issue 640,000 shares of common stock and warrants to purchase 400,000 shares of common stock at $25 per share ("securities"), and agreed to assume certain liabilities valued at $2.8 million as of March 31, 1996. In anticipation of completing the acquisition and in exchange for the exclusive North American marketing rights to Hallmark's Captopril product, Duramed advanced Hallmark $2.0 million through March 31, 1996, and has agreed to continue funding the operating expenses of Hallmark commencing April 1, 1996 until the close of the Transaction. These expenses are forecasted to approximate $314,000 per month plus certain bio-study costs. If the Transaction is consummated, Duramed will release Hallmark from the obligation to repay these advances.

         The excess of the value of Duramed's consideration ($16.3 million) over the fair value of Hallmark's tangible assets acquired ($5.8 million) of $10.5 million represents a non-recurring charge for purchased research and development. Given that this charge is non-recurring, pursuant to the presentation requirements for pro forma financial information it has not been included in the pro forma condensed consolidated financial statements.

         The pro forma condensed consolidated balance sheet at March 31, 1996 reflects the acquisition of Hallmark as if it had been completed on March 31, 1996. The pro forma condensed consolidated statement of operations for the three months ended

March 31, 1996 and the year ended December 31, 1995 reflects the acquisition as if it had been completed as of January 1, 1995.

         The pro forma financial information does not purport to be indicative of the results that would actually have been reported if the Transaction had occurred on such dates or which may be reported in the future. The pro forma financial information should be read in conjunction with the historical financial statements of Duramed and Hallmark and the related notes to such financial statements.

                          DURAMED PHARMACEUTICALS, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1996


                                                                                          Purchase
                                                                                        Accounting           Pro Forma
                                                  Duramed          Hallmark            Adjustments        Consolidated
                                                  -------          --------            -----------        ------------
Assets
  Current Assets:
    Cash                                           $2,600            $2,825               $      -              $5,425
    Accounts receivable                         8,944,945           836,819             (1,387,831)a         8,393,933
    Inventories                                13,300,678           131,977                      -          13,432,655
    Other Assets                                3,469,950            17,623                      -           3,487,573
                                                ---------            ------             ----------         -----------
  Total current assets                         25,718,173           989,244             (1,387,831)         25,319,586
                                               ----------           -------            -----------         -----------
  Property, plant & equipment                  20,200,099         2,893,964              2,659,350 b        25,753,413
                                               ----------         ---------            -----------         -----------
  Other Assets                                  3,796,537           449,157               (375,635)c         3,870,059
                                                ---------           -------            -----------         -----------
Total Assets                                  $49,714,809        $4,332,365               $895,884         $54,943,058
                                               ==========         =========            ===========         ===========

Liabilities and Stockholder's Equity
  Current Liabilities:
    Accounts payable                           $4,513,344        $  394,243            $  (194,966)d        $4,712,621
    Accrued liabilities                         4,465,623           282,473                333,808 d         5,081,904
    Note Payable to Duramed                             -         2,010,012             (2,010,012)e                 -
    Current portion of long-term
      debt and other liabilities                6,997,995         3,611,933             (1,621,168)d         8,988,760
                                                ---------         ---------            -----------         -----------
  Total current liabilities                    15,976,962         6,298,661             (3,492,338)         18,783,285
                                               ----------         ---------            -----------         -----------

  Other Long-term debt and                     16,193,916         4,645,168             (4,645,168)d        16,193,916
    liabilities                                ----------         ---------            -----------         -----------

  Total Liabilities                            32,170,878        10,943,829             (8,137,506)         34,977,201
                                               ----------        ----------            -----------         -----------
  Stockholders' Equity:
    Convertible Preferred Stock                 6,500,033                 -                      -           6,500,033
    Common Stock                                   97,888         7,122,100             (7,115,700)f           104,288
    Additional paid-in-capital                 40,976,473           250,000             12,683,600 f        53,910,073
    Accumulated deficit                       (30,030,463)      (13,983,564)             3,465,490 f       (40,548,537)
                                               ----------        ----------            -----------         -----------
  Total stockholders' equity                   17,543,931        (6,611,464)             9,033,390          19,965,857
                                               ----------        ----------            -----------         -----------
Total liabilities and stockholders' equity    $49,714,809        $4,332,365               $895,884         $54,943,058
                                              ===========        ==========            ===========         ===========

PRO FORMA BALANCE SHEET ADJUSTMENTS:
- ------------------------------------

The following adjustments were made to arrive at the pro forma consolidated balance sheet:

a   - Reflects the elimination of receivables related to Hallmark's Captopril sales to Duramed, as well as the release of Hallmark's obligation to repay Duramed for advances.

b -   Adjustment to fair value property, plant and equipment.

c - Reflects Hallmark's reclassification of deferred financing costs and adjusts to fair value other assets of Hallmark.

d - Reflects the addition of liabilities that are created as a result of the transaction, as well as the elimination of certain liabilities not assumed by Duramed.

e - Reflects the release of Hallmark's obligation to repay Duramed for advances through March 31, 1996.

f - Reflects the elimination of common stock, additional paid-in-capital, and accumulated deficit of Hallmark and the issuance of Duramed securities. In addition, the accumulated deficit reflects the non-recurring charge for purchased research and development of $10.5 million valued at March 31, 1996.


                          DURAMED PHARMACEUTICALS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1996



                                                                                            Pro Forma          Pro Forma
                                                        Duramed         Hallmark          Adjustments       Consolidated
                                                        -------         --------          -----------       ------------
Net Sales                                           $10,700,198         $836,819          ($836,819)a        $10,700,198
Cost of Goods Sold                                    7,825,200        1,150,959         (1,150,959)a          7,825,200
                                                    -----------       ----------          ----------         -----------
Gross Profit (Loss)                                   2,874,998         (314,140)           314,140            2,874,998

Selling, General & Administrative Expenses            3,385,545          289,078             (8,424)b          3,666,199
Product Development Expenses                          1,099,316          784,827             62,044 b          1,946,187
                                                    -----------       ----------          ---------          -----------
 Operating (Loss) Profit                             (1,609,863)      (1,388,045)           260,520           (2,737,388)

Interest Expense                                        551,232          197,042           (166,231)c            582,043
                                                    -----------       ----------          ---------          -----------
 (Loss) Income before Income Taxes                   (2,161,095)      (1,585,087)           426,751           (3,319,431)

Income Taxes                                             -                -                    -                    -
                                                    -----------       ----------          ---------          -----------
 Net (Loss) Income                                   (2,161,095)      (1,585,087)           426,751           (3,319,431)

Preferred Dividends                                     274,918           -                    -                 274,918
                                                    -----------       ----------          ---------          -----------
 Net (Loss) Income available to
  Common Shareholders                               ($2,436,013)     ($1,585,087)          $426,751          ($3,594,349)
                                                    ===========       ==========            =======          ===========

Loss per Share                                           ($0.28)          ($0.26)                                 ($0.39)
                                                         ======            =====                                   =====

Weighted Average Shares Outstanding                   8,565,621        6,122,907                               9,205,621
                                                    ===========       ==========                             ===========

ADJUSTMENTS TO PRO FORMA STATEMENT OF OPERATIONS:
- -------------------------------------------------

The following adjustments were made to arrive at the pro forma consolidated statement of operations:

a - Reflects the elimination of sales and cost of sales of Captopril to Duramed.

b - Represents change in depreciation resulting from differences in the values and depreciable lives of equipment, furniture, fixtures and leasehold improvements.

c - Reflects the elimination of interest expense related to liabilities not assumed by Duramed.

ADJUSTMENT TO WEIGHTED AVERAGE SHARES OUTSTANDING:
- --------------------------------------------------

Weighted shares outstanding used to compute pro forma loss per share at March 31, 1996 include the issuance of 640,000 shares of Duramed common stock pursuant to the terms of the transaction.

                          DURAMED PHARMACEUTICALS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995



                                                                        Adjusted            Pro Forma          Pro Forma
                                                        Duramed         Hallmark          Adjustments       Consolidated
                                                        -------         --------          -----------       ------------
Net Sales                                           $49,623,526     $     -               $     -            $49,623,526
Cost of Goods Sold                                   29,705,677           -                     -             29,705,677
                                                    -----------     ------------          ----------        ------------
Gross Profit                                         19,917,849           -                     -             19,917,849

Selling, General & Administrative Expenses           12,231,510          908,949             (32,565)a        13,107,894
Product Development Expenses                          5,952,694        3,158,655            (187,267)a         8,924,082
                                                    -----------     ------------          ----------        ------------
 Operating Profit (Loss)                              1,733,645       (4,067,604)            219,832          (2,114,127)

Interest Expense                                      2,724,593          747,803            (623,122)b         2,849,274
                                                    -----------     ------------          ----------        ------------
 (Loss) Income before Income Taxes                     (990,948)      (4,815,407)            842,954          (4,963,401)

Income Taxes                                             -                -                     -                  -
                                                    -----------     ------------          ----------        ------------
 Net (Loss) Income                                     (990,948)      (4,815,407)            842,954          (4,963,401)

Preferred Dividends                                     122,739           -                    -                 122,739
                                                    -----------     ------------          ----------        ------------
 Net (Loss) Income available to
  Common Shareholders                               ($1,113,687)     ($4,815,407)           $842,954         ($5,086,140)
                                                    ==========      ============          ==========        ============

Loss per Share                                           ($0.14)          ($0.79)                                 ($0.59)
                                                          =====            =====                                   =====

Weighted Average Shares Outstanding                   8,026,359        6,060,873                               8,666,359
                                                    ===========     ============                            ============

ADJUSTMENTS TO PRO FORMA STATEMENT OF OPERATIONS:
- -------------------------------------------------

The following adjustments were made to arrive at the pro forma consolidated statement of operations:

a - Represents change in depreciation resulting from differences in the values and depreciable lives of equipment, furniture, fixtures and leasehold improvements.

b - Reflects the elimination of interest expense related to liabilities not assumed by Duramed.

ADJUSTMENT TO WEIGHTED AVERAGE SHARES OUTSTANDING:
- --------------------------------------------------

Weighted shares outstanding used to compute pro forma loss per share at December 31, 1995 include the issuance of 640,000 shares of Duramed common stock pursuant to the terms of the transaction.

                    DESCRIPTION OF DURAMED STOCK AND WARRANTS

    The terms and conditions of Duramed's capital stock are governed by the laws of the State of Delaware as well as by Duramed's Restated Certificate of Incorporation, as amended ("Duramed's Articles") and By-Laws, as amended ("Duramed's By-Laws").

COMMON STOCK

    Duramed has 50,000,000 authorized shares of Common Stock, par value $.01 per share, of which 10,687,821 shares were issued and outstanding as of July 15, 1996. An additional 7,062,878 shares have been reserved for future issuance. Holders of Duramed Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Shareholders do not have cumulative voting rights.

    Subject to preferences which may be granted to holders of Preferred Stock, holders of Duramed Common Stock are entitled to share in such dividends as the Board of Directors, in its discretion, may validly declare from funds legally available. In the event of liquidation, each outstanding share of Duramed Common Stock entitles its holder to participate ratably in the assets remaining after payment of liabilities and liquidation preferences of any Preferred Stock which may be outstanding.

    Except as described below, shareholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or of any other securities of Duramed, and there are no redemption or sinking fund provisions with regard to the Duramed Common Stock. All outstanding shares of Duramed Common Stock are fully paid and validly issued and non-assessable.

    The consent of the holders of 66 2/3% of all outstanding shares of Duramed Common Stock is required to amend the Certificate of Incorporation. A vote of 50% of all outstanding shares is required to approve mergers, sales of assets and similar transactions, except that this percentage increases to 66 2/3% if the acquiring party has purchased a 15% or greater ownership of Duramed prior to approval of the transaction by the Board of Directors.

    Each share of Duramed Common Stock outstanding (and each share issued prior to the occurrence of certain events) carries with it one Preferred Stock Purchase Right to purchase, at a price of $80.00, one one-hundredth of a share of Series A Preferred Stock. The Preferred Stock Purchase Rights are exercisable only if a person or group acquires or obtains the right to acquire ownership of 20% or more of the Duramed Common Stock, commences a tender or exchange offer for 30% or more of the Duramed Common Stock, or is declared an "Adverse Person" by Duramed's Board of

Directors. Duramed is entitled to redeem the Preferred Stock Purchase Rights at a price of one-tenth of one cent per Preferred Stock Purchase Right at any time before the twentieth day following the date a 20% position has been acquired.

    If Duramed is acquired in a merger or other business combination transaction, each Preferred Stock Purchase Right entitles its holder to purchase, at the Preferred Stock Purchase Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Preferred Stock Purchase Rights' exercise price. The Preferred Stock Purchase Rights also provide a similar right for holders (other than an Acquiring Person or Adverse Person as defined in the Preferred Stock Purchase Rights Agreement) to purchase Duramed Common Stock having a market value at that time of twice the Preferred Stock Purchase Right's exercise price under certain circumstances where a person or group has acquired a 30% block of the Duramed Common Stock or been declared an "Adverse Person" by a majority of Duramed's outside directors.

    The Provident Bank, Cincinnati, Ohio acts as Registrar and Transfer Agent of Duramed's Common Stock.

PREFERRED STOCK

    Duramed has 500,000 authorized shares of Preferred Stock, $.001 par value per share. In connection with the Preferred Stock Purchase Rights described above, the Board of Directors of Duramed has provided for the issuance of 100,000 shares of a series of Preferred Stock designated as Series A Preferred Stock

    On July 8, 1993, as part of an agreement with its bank, Duramed issued 74,659 shares of Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock is non-voting and is convertible at any time into 746,590 shares of Duramed Common Stock. As of July 15, 1996, the bank had converted 68,600 shares of Series B Convertible Preferred Stock into 686,000 shares of Duramed Common Stock.

    On November 6, 1995, Duramed's Board of Directors authorized the issuance of up to 250,000 shares of 8% Cumulative Convertible Preferred Stock, Series C (the "Series C Preferred Stock"), having a stated value of $100 per share. In November 1995, Duramed issued $12.0 million (120,000 shares) of Series C Preferred Stock. An additional $12.0 million (120,000 shares) of Series C Preferred Stock was issued in February 1996. Each share of Series C Preferred Stock is convertible at the option of the holder, with respect to its stated value of $100, into shares of Duramed Common Stock at a price which is 15% below the average closing price of the Duramed Common Stock over the 10-day trading period ending two days prior to the date of conversion (the "conversion price"). The conversion price may not be less than $7.50 or more than $20.00. Any shares of Series C Preferred

Stock remaining outstanding on November 14, 1997 will automatically be converted into shares of Duramed Common Stock on such date. The Series C Preferred Stock pays a dividend of 8% annually, payable quarterly in arrears, on all unconverted shares. Through July 15, 1996, 232,500 shares of the Series C Preferred Stock had been converted into 1,609,732 shares of the Duramed Common Stock at an average conversion price of $14.44 per share of Duramed Common Stock.

    On August 7, 1996, Duramed completed the issuance of 200,000 shares of Series D Convertible Preferred Stock. See "RECENT EVENTS."

    The remaining shares of authorized preferred stock may be issued in one or more series having such designated preferences, rights, qualifications and limitations as the Board of Directors may from time to time determine without requiring any vote of Duramed shareholders. A series of preferred stock could be given voting, conversion, redemption, liquidation and dividend rights which, if issued, could adversely affect the voting power and dilute the equity of the holders of Duramed Common Stock and could have preference to Duramed Common Stock with respect to dividend and liquidation rights. In addition, the issuance of preferred stock by the Board of Directors could be utilized, under certain circumstances, as a method of preventing a takeover of Duramed.

WARRANTS

    The Warrants will be issued in registered form to or at the direction of Hallmark as provided in the Asset Purchase Agreement. The following general summary is qualified in its entirety by reference to the form of Warrant.

    Each Warrant will entitle the registered holder to purchase one share of Duramed Common Stock, subject to adjustment as described below. The Warrants will be exercisable from the first anniversary of the Closing until the fifth anniversary of the Closing (the "Termination Date") at an exercise price of $25.00 per share. The Warrants may not be exercised for more than one-third of the Duramed Common Stock subject thereto prior to the second anniversary of the Closing or more than two-thirds of the Duramed Common Stock subject thereto prior to the third anniversary of the Closing.

    Warrant certificates may be exchanged for new certificates of different denominations, and may be exercised, by presenting them at the offices of Duramed, 7155 East Kemper Road, Cincinnati, Ohio 45249. The purchase price for shares of Duramed Common Stock purchased pursuant to the Warrants will be payable in full by check to Duramed or the holder may direct that a portion of such Common Stock to be issued upon exercise of the Warrant be withheld by Duramed as payment, to the extent permitted by law.

    The exercise price of the Warrants and the number of shares issuable upon exercise are subject to adjustments in certain events.

    No fractional shares will be issued upon the exercise of the Warrants, but Duramed will pay the cash value of any fractional shares otherwise issuable. No adjustments for cash dividends will be made upon any exercise of Warrants. Holders of Warrants, as such, do not have any voting or pre-emptive rights or any other rights as shareholders of Duramed.

                   COMPARATIVE RIGHTS OF DURAMED STOCKHOLDERS
                            AND HALLMARK SHAREHOLDERS

    If the Transaction is consummated, holders of Hallmark Common Stock will become holders of Duramed Common Stock, which will result in their rights as shareholders being governed by the laws of the State of Delaware, Duramed's Articles and Duramed's By-Laws. The rights of holders of Hallmark Common Stock currently are governed by the laws of the State of New Jersey and the Certificate of Incorporation, as amended, of Hallmark ("Hallmark's Articles") and the By-Laws, as amended, of Hallmark ("Hallmark's By-Laws").

    It is not practical to describe all of the differences between the laws of the State of Delaware and the laws of the State of New Jersey, between Duramed's Articles and Hallmark's Articles and between Duramed's By-Laws and Hallmark's By-Laws. The following is a summary of certain differences between the rights of a holder of Duramed Common Stock and the rights of a holder of Hallmark Common Stock. The summary is qualified in its entirety by reference to Duramed's Articles and Duramed's By-Laws, copies of which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part, Hallmark's Articles and Hallmark's By-Laws, attached as Appendix D hereto, and the laws of the State of Delaware and the State of New Jersey.

APPRAISAL RIGHTS

    Delaware law provides appraisal rights in the case of a stockholder objecting to certain mergers or consolidations, but such appraisal rights do not apply (i) to stockholders of the surviving corporation in a merger if stockholder approval of the merger is not required or (ii) to any class of stock which is either listed on a national securities exchange or held of record by more than 2,000 holders unless stockholders are required to accept for their shares in the merger or consolidation anything other than common stock of the surviving or resulting corporation or common stock of another corporation that is so listed or held (and cash in lieu of fractional shares).

    New Jersey law provides appraisal rights in the case of a shareholder objecting to certain mergers or consolidations, but such appraisal rights do not apply (i) to shareholders of a surviving corporation in a merger if shareholder approval of the merger is not required; (ii) to any class of stock which is listed on a national securities exchange or held of record by not less than 1,000 holders unless shareholders are required to accept for their shares anything other than cash, securities which will be so listed or traded, or such securities and cash.

    New Jersey law further provides appraisal rights in the case of a shareholder objecting to certain sales or other dispositions of all or substantially all of the assets of a corporation not in the ordinary course of business, other than transfers of assets by a corporate parent to a corporate subsidiary, but such appraisal rights do not apply (i) to a series of stock listed on a national securities exchange or held of record by no less than 1,000 holders; (ii) a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders within one year of the transaction, and such transaction is wholly for cash, securities which will be so listed or traded, or cash and such securities; or (iii) a sale pursuant to an order of a court having jurisdiction.

TRANSACTIONS WITH AFFILIATES

    The Delaware Business Combinations Statute mandates a delay in certain fundamental corporate transactions with a person owning more than 15% of the outstanding voting shares of a corporation (an "interested stockholder") for three years after the date such person became an interested stockholder unless:
(i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock; (iii) the business combination is approved by the Board of Directors and by the stockholders by a vote of two-thirds of the outstanding voting stock (excluding shares held or controlled by the interested stockholder); or (iv) the corporation's original certificate of incorporation provided that this Statute would not be applicable to the corporation.

    The New Jersey Shareholders Protection Act mandates a delay in certain fundamental corporate transactions with a person owning, directly or indirectly, more than 10% of the voting power of the outstanding voting stock of a corporation (an "interested shareholder") for five years after the date such person became an interested shareholder (the "stock acquisition date"), unless
(i) the Board of Directors approved the transaction prior to the stock acquisition date; (ii) the transaction is approved by the vote of the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder; (iii) the transaction meets certain conditions specified by the Act; (iv) the corporation did not have a class of voting stock registered or traded on a national securities exchange or registered with the Commission pursuant to Section 12(g) of the Securities Act of 1934 on the stock acquisition date; (v) the interested shareholder was an interested shareholder prior to August 5, 1986 and has not since such date increased his proportion of the voting power of the corporation; (vi) the interested shareholder became an interested shareholder inadvertently, as soon as practicable divests himself of a sufficient amount of stock so that he is no longer an interested shareholder, and would not, during the five-year period preceding the transaction, have been an interested shareholder but for such inadvertent acquisition; (vii) the interested shareholder became the beneficial owner of more than 50% of the voting power of the outstanding voting stock of the corporation prior to August 5, 1986 through a purchase of stock directly from the corporation in a transaction approved by the directors of the corporation, none of whom were then affiliated with the interested shareholder; or (viii) the interested shareholder became an interested shareholder on or after August 5, 1986 and before January 1, 1987.

DIVIDENDS

    Under Delaware law, a corporation may generally pay dividends out of surplus. In addition, a corporation, under certain circumstances, may pay dividends, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

    Under New Jersey law, a corporation may not make a distribution, including the payment of dividends, if, after such distribution, the corporation would be unable to pay its debts as they become due in the ordinary course of business, or the corporation's total assets would be less than its total liabilities.

LIABILITY OF DIRECTORS

    Under Delaware law and Duramed's Articles, no director may be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by a director, except that a director may be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful dividends or other distributions or (iv) for any transaction from which such director derived an improper personal benefit.

    New Jersey law provides that a corporation may, in its certificate of incorporation, limit the directors' liability to the corporation or its shareholders, but Hallmark has no such limitation in its certificate of incorporation. Under New Jersey law, a corporation may not relieve its directors from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders,
(b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. Further, directors who vote for or concur in any of the following corporate actions are jointly and severally liable to the corporation for damages: (i) declaration of any dividend or distribution contrary to law; (ii) purchase of shares of the corporation contrary to law; (iii) distribution of assets of the corporation during or after dissolution without adequately providing for all known debts of the corporation;
(iv) liquidation of the corporation without providing for the dissolution of the corporation and payment of all expenses incident thereto; or (v) the making of any loan to an officer, director or employee of the corporation contrary to law.

    New Jersey law specifically provides that, in discharging their duties, directors may rely on opinions of counsel to the corporation and upon written reports of accountants, representations of officers of the corporation or written reports of committees of the board.

INDEMNIFICATION

    Under both New Jersey and Delaware law, a corporation's directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action and approval of a court must be obtained before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the corporation.

                         RESALES - SELLING SHAREHOLDERS

    The securities offered for resale hereby consist of an aggregate of (i) up to 390,242 shares of Common Stock that may be offered for resale by the Selling Shareholders named below, (ii) up to 251,482 Warrants to purchase shares of Common Stock that may be offered for resale by the Selling Shareholders named herein, and (iii) up to 251,482 Warrant Shares issuable by the Company upon exercise of the Warrants. The number of shares to be sold by Hallmark reflected below are based on certain assumptions regarding the allocation of Duramed shares pursuant to the Transaction.

    The following sets forth certain information regarding the Selling
Shareholders:


Name of Selling Shareholder                          Number of Shares of                  Number of
- ---------------------------                         Common Stock Offered                  Warrants
                                                          Hereby (1)                   Offered Hereby
                                                    --------------------               --------------
Hallmark                                                  40,734(2)                           -
Dr. Marvin H. Meisner                                     66,030                           31,632
Mr. V. G. Budharaju                                       16,643                           58,477
Dr. John H. Meloy                                         42,241                           26,938
Dr. Carroll P. Osgood                                     53,624                           33,614
Dr. Rudraraju P. Raju                                     84,608                           47,150
Dr. Robert E. Wertz                                       86,362                           53,671

    (1) Consists of shares of Common Stock being offered and sold to the Selling Shareholders hereby as well as the resale of shares of Common stock issuable to such Selling Shareholders upon exercise of Warrants being offered and sold hereby. Following completion of the resale offering, the Selling Shareholders will not beneficially own any shares of Common Stock or Warrants.

    (2) Consists of shares of Common Stock which may be sold by Hallmark to satisfy certain liabilities of Hallmark not assumed by Duramed.


      Except as set forth in this Prospectus/Proxy Statement, none of the Selling Shareholders has, or in the past has had, any position, office or relationship with Duramed (other than as a security holder) or any of its affiliates.

                         RESALES - PLAN OF DISTRIBUTION

    The Duramed Securities acquired in the Transaction or upon exercise of the Warrants may be sold from time to time by the

Selling Shareholders or their pledgees or donees. Such sales may be made in the over-the-counter market or in negotiated transactions, at prices and on terms then prevailing or at prices related to the then current market price or at negotiated prices. The Duramed Securities may be sold by means of (a) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus/Proxy Statement and/or (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale which amounts will not be greater than that normally paid in connection with ordinary trading transactions.


                                  LEGAL OPINION

    The legality of the Duramed Common Stock and the Warrants to be issued in connection with the Transaction is being passed upon for Duramed by Taft, Stettinius & Hollister, Cincinnati, Ohio. Timothy E. Hoberg, a partner of that firm, is Assistant Secretary of Duramed. Partners and associates of Taft, Stettinius & Hollister beneficially own approximately 50,000 shares of Duramed Common Stock.


                                     EXPERTS

    The consolidated financial statements and schedule of Duramed Pharmaceuticals, Inc. appearing in Duramed's Annual Report, as amended (Form 10-K/A), for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The financial statements of Hallmark Pharmaceuticals, Inc., at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 appearing in this Proxy Statement/Prospectus have been audited by Eichen & DiMeglio, independent auditors, as set forth in their reports thereon appearing elsewhere herein. Such financial statements and schedule, which have been incorporated herein by reference or appear elsewhere herein, are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                     INDEX TO HALLMARK FINANCIAL STATEMENTS


Financial Statements of Hallmark Pharmaceuticals, Inc.
     for the Years ended December 31, 1995 and 1994
     Independent Auditors Report                                                                                F-2
     Balance Sheets                                                                                             F-3
     Statements of Operations                                                                                   F-4
     Statements of Stockholders' Deficiency                                                                     F-5
     Statements of Cash Flows                                                                                   F-6
     Notes to Financial Statements                                                                              F-7

Financial Statements of Hallmark Pharmaceuticals, Inc.
     for the Years ended December 31, 1994 and 1993

     Independent Auditors Report                                                                               F-17
     Balance Sheets                                                                                            F-18
     Statements of Operations                                                                                  F-19
     Statements of Stockholders' Deficiency                                                                    F-20
     Statements of Cash Flows                                                                                  F-21
     Notes to Financial Statements                                                                             F-22

Financial Statements of Hallmark Pharmaceuticals, Inc.
     for the Three-Month Periods ended March 31, 1996
     and March 31, 1995

     Balance Sheets as of March 31, 1996 and December 31,
       1995                                                                                                    F-29
     Statements of Operations for the three months ended
       March 31, 1996 and 1995                                                                                 F-30
     Statement of Stockholder's Deficiency for the three
       months ended March 31, 1996                                                                             F-31
     Statements of Cash Flows for the three months ended
       March 31, 1996 and 1995                                                                                 F-32
     Notes to Unaudited Interim Financial Statements                                                           F-33

                         HALLMARK PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                        --------------------------------

                    Financial Statements for the Years Ended
                         December 31, 1995 and 1994 and
                          Independent Auditors' Report

EICHEN & DIMEGLIO                                               1 Dupont Street
CERTIFIED PUBLIC ACCOUNTANTS                          Plainview, New York 11803
                                                            Tel. (516) 576-3333
                                                            Fax. (516) 576-3342

INDEPENDENT AUDITORS' REPORT
- ----------------------------

To the Board of Directors of Hallmark Pharmaceuticals, Inc.:

We have audited the accompanying balance sheets of Hallmark Pharmaceuticals, Inc. (the "Company"), a development stage enterprise, as of December 31, 1995 and 1994 and the related statements of operations, stockholders' deficiency and of cash flows for the years then ended and for the cumulative period from inception (February 5, 1992) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1994 and the results of its operations and its cash flows for the years then ended and for the cumulative period from inception (February 5, 1992 ) through December 31, 1995 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, under existing circumstances, there is substantial doubt as to the Company's ability to continue as a going concern at December 31, 1995. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company is in the development stage and, accordingly, the ability to continue its research and development activities and to potentially achieve profitable operations is dependent upon obtaining adequate financing. Management's plans in regard to these matters are also described in Note 2.

EICHEN & DIMEGLIO
February 19, 1996, except for the last paragraph of Note 11, as to which the date is April 11, 1996.

HALLMARK PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
- -------------------------------

BALANCE SHEETS
DECEMBER 31,  1995 AND 1994
- ---------------------------

ASSETS                                           NOTES           1995                1994
- ------                                           -----           ----                ----
CURRENT ASSETS:
Cash                                                          $     18,503         $  444,946
Inventories                                        2,3             769,412
Prepaid expenses                                                    49,232             55,680
                                                              ------------        -----------
Total current assets                                               837,147            500,626

PROPERTY AND EQUIPMENT - NET                      2,4,7          3,118,927          2,647,239

DEPOSITS ON EQUIPMENT                                               32,676            308,631

DEFERRED FINANCING COSTS                            2              347,000

OTHER ASSETS - NET                                  2               66,225             51,342
                                                              ------------        -----------
TOTAL                                                         $  4,401,975        $ 3,507,838
                                                              ============         ==========
LIABILITIES AND STOCKHOLDERS'
   DEFICIENCY
- ------------------------------------

CURRENT LIABILITIES:
Accounts payable and accrued expenses                          $   290,121        $   126,427
Due to Duramed Pharmaceuticals, Inc.                2              900,000
Due to affiliate                                    7              100,000
Interest payable to related parties                6,7             163,340            106,148
Note payable to bank                                5              171,727
Current portion of long-term debt                   5              289,631            264,037
Current portion of capital lease obligations        7              303,472            208,194
Current portion of due to stockholders              6            1,754,124
                                                              ------------        -----------
Total current liabilities                                        3,972,415            704,806
                                                              ------------        -----------

LONG-TERM DEBT                                      5              817,859          1,101,326
                                                              ------------        -----------

CAPITAL LEASE OBLIGATIONS                           7              496,371            617,829
                                                              ------------        -----------

DUE TO STOCKHOLDERS                                 6            4,191,707          1,956,247
                                                              ------------        -----------

COMMITMENTS AND CONTINGENCIES                      10

STOCKHOLDERS' DEFICIENCY:                          8,9
Common stock - no par value;
authorized 10,000,000 shares;
issued and outstanding 6,106,240 shares at
December 31, 1995 and 5,970,640 shares at
December 31, 1994                                                7,322,100          6,710,700
Deficit accumulated during the development
   stage                                                       (12,398,477)        (7,583,070)
                                                              ------------        ------------
Stockholders' deficiency                                        (5,076,377)          (872,370)
                                                              -------------       ------------

TOTAL                                                         $  4,401,975        $ 3,507,838
                                                              ============        ===========


SEE NOTES TO FINANCIAL STATEMENTS.

HALLMARK PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
- -------------------------------

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND
1994 AND CUMULATIVE SINCE INCEPTION
- -----------------------------------

                                                                                                           CUMULATIVE
                                                                                                             SINCE
                                           NOTES                1995                    1994               INCEPTION
                                           -----                ----                    ----               ----------
OPERATING EXPENSES:

Research and development                      2              $ 2,120,982             $1,983,307           $ 5,899,662
Depreciation and amortization                 2                1,090,594                707,714             2,327,050
General and administrative                    8                  856,028                881,205             2,601,775
Interest to related parties                 6,7                  609,105                351,078             1,373,285
Interest on long-term debt and other          5                  138,698                 58,007               196,705
                                                             -----------             ----------           -----------

NET LOSS                                                       4,815,407              3,981,311           $12,398,477
                                                                                                          ===========
DEFICIT ACCUMULATED DURING
  THE DEVELOPMENT STAGE,
  BEGINNING OF PERIOD                                          7,583,070              3,601,759
                                                             -----------             ----------

DEFICIT ACCUMULATED DURING
  THE DEVELOPMENT STAGE,
  END OF PERIOD                                              $12,398,477             $7,583,070           $12,398,477
                                                             ===========             ==========           ===========

NET LOSS PER SHARE                            2              $      0.79                  $0.71
                                                             -----------             ----------
WEIGHTED AVERAGE SHARES
   OUTSTANDING                                2                6,060,873              5,608,409
                                                             ===========             ==========


SEE NOTES TO FINANCIAL STATEMENTS.

HALLMARK PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
- -------------------------------

STATEMENTS OF STOCKHOLDERS' DEFICIENCY
FOR THE YEARS ENDED DECEMBER 31, 1995 AND
1994 (SEE NOTE 8)
- -----------------------------------------

                                                                                                   DEFICIT
                                                                                                 ACCUMULATED
                                                                                                  DURING THE
                                                                  COMMON STOCK                   DEVELOPMENT
                                                           SHARES              AMOUNT                STAGE
                                                          ---------           ---------          ------------
BALANCES, DECEMBER 31, 1993                               5,000,000          $2,820,000           ($3,601,759)

Sale of common stock at $1.00 per share                      50,000              50,000

Sale of common stock at $3.00 per share                     456,250           1,368,750

Sale of common stock at $5.00 per share                     414,390           2,071,950

Issuance of common stock for
   services rendered                                         50,000             150,000

Loan guarantee fee in connection with
   issuance of stock options                                                    250,000

Net loss for the year                                                                              (3,981,311)
                                                          ---------          ----------          ------------

BALANCES, DECEMBER 31, 1994                               5,970,640           6,710,700            (7,583,070)

Sale of common stock at $5.00 per share                     105,600             528,000

Issuance of common stock for
   services rendered                                         30,000              83,400

Net loss for the year                                                                              (4,815,407)
                                                          ---------          ----------          ------------
BALANCES, DECEMBER 31, 1995                               6,106,240          $7,322,100          ($12,398,477)
                                                          =========          ==========          ============


SEE NOTES TO FINANCIAL STATEMENTS.

HALLMARK PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
- -------------------------------

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND
1994 AND CUMULATIVE SINCE INCEPTION
- -----------------------------------------

                                                                                                                 CUMULATIVE
                                                                                                                    SINCE
                                                                1995                        1994                  INCEPTION
                                                             -----------                 -----------             ------------
CASH FLOWS USED IN OPERATING
   ACTIVITIES:
Net loss                                                     ($4,815,407)                ($3,981,311)            ($12,398,477)
                                                             -----------                 -----------             ------------
Adjustments to reconcile net loss to net
   cash used in operating activities:
Depreciation and amortization                                  1,090,594                     707,714                2,327,050
Non-cash compensation                                             83,400                     150,000                  553,400
Non-cash loan guarantee fee                                                                  250,000                  250,000
Changes in operating assets and liabilities:
Inventories                                                     (769,412)                                            (769,412)
Prepaid expenses                                                   6,448                     (31,489)                 (49,232)
Other assets                                                     (27,857)                    (22,434)                (118,615)
Accounts payable and accrued expenses                            163,694                       1,407                  290,121
Interest payable to related parties                               57,192                      25,628                  163,340
                                                             -----------                 -----------             ------------
Net adjustments                                                  604,059                   1,080,826                2,646,652
                                                             -----------                 -----------             ------------
Net cash used in operating activities                         (4,211,348)                 (2,900,485)              (9,751,825)
                                                             -----------                 -----------             ------------
CASH FLOWS USED IN INVESTING
   ACTIVITY - PURCHASE OF (AND DEPOSITS
   ON) PROPERTY AND EQUIPMENT                                 (1,065,325)                 (1,927,893)              (4,083,513)
                                                             -----------                 -----------             ------------
CASH FLOWS FROM FINANCING
   ACTIVITIES:
Deferred financing costs                                        (347,000)                                            (347,000)
Due to Duramed Pharmaceuticals, Inc.                             900,000                                              900,000
Due to affiliate                                                 100,000                                              100,000
Note payable to bank                                             171,727                                              171,727
Long-term debt:
   Proceeds                                                                                1,500,000                1,500,000
   Payments                                                     (257,873)                   (134,637)                (392,510)
Reduction of capital lease obligations                          (234,208)                   (157,127)                (542,907)
Due to stockholders:
   Proceeds                                                    4,315,500                     456,250                6,271,747
   Payments                                                     (325,916)                                            (325,916)
Issuance of common stock                                         528,000                   3,490,700                6,518,700
                                                             -----------                 -----------             ------------
Net cash provided by financing activities                      4,850,230                   5,155,186               13,853,841
                                                             -----------                 -----------             ------------
INCREASE (DECREASE) IN CASH                                     (426,443)                    326,808                   18,503
CASH, BEGINNING OF PERIOD                                        444,946                     118,138                        0
                                                             -----------                 -----------             ------------
CASH, END OF PERIOD                                           $   18,503                  $  444,946               $   18,503
                                                             ===========                 ===========             ============
SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION:
Cash paid during the period for interest                      $  690,611                  $  383,457               $1,406,650
                                                             ===========                 ===========             ============
NON-CASH FINANCING AND
   INVESTING ACTIVITY:
Acquisition of assets held under capital
   leases                                                     $  208,028                  $  133,130               $1,342,750
                                                             ===========                 ===========             ============


SEE NOTES TO FINANCIAL STATEMENTS.

HALLMARK PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
- --------------------------------

NOTES TO FINANCIAL STATEMENTS
- -----------------------------

1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

Hallmark Pharmaceuticals, Inc. ("Hallmark" or the "Company") was incorporated in New Jersey on February 5, 1992. Presently, the Company is in the process of research and late-stage development of certain generic drugs and drug delivery technologies.

During 1995, the Company received its first approval to market Captopril, the generic equivalent of the brand name product Capoten, for which the brand company's patent exclusivity expires during February 1996 (see Note 2).

The accompanying financial statements are those of a development stage enterprise. As a development stage enterprise, the Company is currently dependent upon debt and equity financing to continue its operations (see Note
2).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GOING CONCERN- The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 1995, the Company has a working capital deficit of approximately $3,135,000 and an accumulated deficit since organization of approximately $12,398,000. The Company's ability to continue its research and development activities and to potentially achieve profitable operations is dependent upon obtaining adequate financing. These factors, among others, raise substantial doubt as to the Company's ability to continue as a going concern at December 31, 1995. These financial statements do not include any adjustments which might result from the outcome of this uncertainty.

Management of the Company has been actively seeking a strategic corporate partner and is currently engaged in negotiations with Duramed Pharmaceuticals, Inc. ("Duramed") to acquire the Company (see Note 11); however, there can be no assurance that such transaction will be consummated. During 1995, Duramed advanced the Company an aggregate of $900,000 for working capital purposes
(see Note 11). Such advances bear interest at one percent above the prime rate per annum and are due on demand. In connection with such advances, the Company entered into an agreement in October 1995 with Duramed granting them exclusive marketing and distribution rights in North America to Captopril for a period of ten years. Under such agreement, the Company will supply Captopril to Duramed at a price equal to 110 percent of cost, as defined in the agreement. Duramed will have sole discretion over establishing the price at which it sells the product to customers and shall receive a marketing and distribution allowance equal to 8.5 percent of net sales. Net profits, as defined, shall first be paid to Duramed for repayment of outstanding advances. Thereafter, net profits shall be divided equally between the Company and Duramed.

RECLASSIFICATIONS - Certain amounts in the 1994 financial statements have been reclassified to conform to the 1995 presentation. Such reclassification consisted primarily of $308,631 reclassified from "Other assets - net" to "Deposits on equipment".

RESEARCH AND DEVELOPMENT - Research and development costs, including related raw materials and supplies, are expensed as incurred.

DEPRECIATION AND AMORTIZATION - Depreciation of property and equipment and amortization of assets held under capital leases is computed on the straight-line method over an estimated useful life of the related assets of 5 years.

INVENTORIES - Inventories are stated at the lower of cost, determined on the first-in, first-out basis, or market.

DEFERRED FINANCING COSTS - Deferred financing costs at December 31, 1995 consist of professional fees incurred in connection with the Company's efforts to raise additional funds.

ORGANIZATION COSTS - Organization costs are being amortized over a period of 5 years. The net book value of such costs was approximately $6,200 and $12,300 at December 31, 1995 and 1994, respectively, and is included in the balance sheet caption "Other assets -net".

DEFERRED LOAN COSTS - Deferred loan costs are being amortized over a period of 5 years. The net book value of such costs was approximately $25,700 and $13,500 at December 31, 1995 and 1994, respectively, and is included in the balance sheet caption "Other assets - net".

INCOME TAXES - As of January 1, 1994, the Company elected to be taxed as a C Corporation for Federal income tax purposes and computes its tax provisions under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Under SFAS No. 109, income taxes are recognized using a liability approach and deferred tax assets and liabilities are computed for temporary differences using current income tax rates. The adoption of SFAS No. 109 had no effect on the accompanying financial statements.

Prior to January 1, 1994 the Company had elected to be treated as an S Corporation for Federal income tax purposes and accordingly, income or loss passed through to the stockholders' individual income tax return and no Federal income tax was imposed on the Company. For New Jersey income tax purposes, the Company was taxed as a regular C Corporation since inception since New Jersey did not recognize S Corporation status prior to 1994.

STOCK OPTIONS - Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", requires the Company either to adopt the fair value method of accounting for stock options in its financial statements or to retain its existing method and disclose the pro forma effects of using the fair value method beginning in 1996. The Company intends to retain its existing method of accounting for stock options and to include pro forma disclosures in the notes to the financial statements. Accordingly, the standard will have no effect on the Company's financial condition or results of operations.

USE OF ESTIMATES - The preparation of the financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NET LOSS PER SHARE - Net loss per share was computed based on the weighted average number of common shares outstanding during the respective periods and does not include the assumed exercise of stock options, since such effect would be anti-dilutive.

3.  INVENTORIES

Inventories consist of the following as of December 31, 1995:

    Finished goods                                                   $ 701,949
    Raw materials                                                       34,514
    Packaging materials                                                 32,949
                                                                     ---------
    Total                                                            $ 769,412
                                                                     =========

Inventories are pledged as collateral to demand loans from Duramed (see Note 2).

4.  PROPERTY AND EQUIPMENT

Property and equipment is stated at cost and consists of the following at December 31, 1995 and 1994:

                                                     1995              1994
                                                     ----              ----

Office furniture and equipment                  $    106,226      $   92,673
Research and development equipment                 1,762,322         931,105
Machinery & equipment                                 93,087          47,927
Equipment held under capital leases                1,354,359       1,134,722
Leasehold improvements                             2,096,993       1,657,252
                                                 -----------       ---------
Total                                              5,412,987       3,863,679

Less accumulated depreciation and
         amortization                             (2,294,060)     (1,216,440)
                                                 -----------      ----------
Property and equipment - net                    $  3,118,927      $2,647,239
                                                 ===========       =========

5.  BANK INDEBTEDNESS

Bank indebtedness consists of the following:

Demand note payable to bank of $ 171,727 at December 31, 1995 with interest at 2 percent above the bank's prime rate per annum (the prime rate being 8.5 percent at December 31, 1995) Such note is also personally guaranteed by the Company's Board of Directors.

Long-term note payable to bank with interest at 1 percent above the bank's prime rate per annum, due in monthly installments of $31,871 (including interest) through June 1999. Substantially all of the Company's assets not otherwise pledged are pledged as collateral to this note payable. Also, such note is personally guaranteed by certain of the Company's stockholders. Long-term debt maturing in each of the years subsequent to December 31, 1995 is as follows:

Year Ending December 31,
- ------------------------
         1996                                                        $  289,631
         1997                                                           318,375
         1998                                                           349,974
         1999                                                           149,510
                                                                     ----------
         Total                                                        1,107,490
         Less current portion                                          (289,631)
                                                                     ----------
         Long-term debt                                              $  817,859
                                                                     ==========

In connection with the personal guarantee of bank indebtedness, as described above, the guaranteeing stockholders were issued stock options (see Note 8).

6.  DUE TO STOCKHOLDERS

Due to stockholders at December 31, 1995 and 1994 consists of the following:


                                                   1995               1994
                                                   ----               ----
Notes payable to stockholders with interest
at 6.35 percent per annum, maturing during
1997 through 1999.
                                                $1,956,247         $1,956,247
Notes payable to stockholders with interest
at 10 percent per annum, maturing during
1996.
                                                 1,215,000

Notes payable to stockholders (original
principal amount of $3,100,500) bearing
interest at 1 percent above the prime rate,
due in monthly installments aggregating
$67,400 (including interest), maturing
during 2000
                                                 2,774,584
                                                ----------         ----------
Total                                           $5,945,831         $1,956,247
                                                ==========         ==========


Due to stockholders maturing in each of the years subsequent to December 31, 1995 are as follows:

Year Ending December 31.
- ------------------------
         1996                                              $ 1,754,124
         1997                                                1,424,124
         1998                                                1,154,121
         1999                                                  995,374
         2000                                                  618,088
                                                            ----------
         Total                                               5,945,831
         Less current portion                               (1,754,124)
                                                            ----------
         Due to stockholders - long-term                   $ 4,191,707
                                                            ==========

Accrued interest related to such notes aggregated $144,608 and $85,974 at December 31, 1995 and 1994, respectively, and is included in the balance sheet caption "Interest payable to related parties."

7.  CAPITAL LEASE OBLIGATIONS AND DUE TO AFFILIATE

The Company leases equipment from Hallmark Leasing Associates ("Hallmark Leasing"), a partnership in which the partners are also stockholders of the Company. These leases, which represent the majority of Hallmark's capital lease obligations, expire during 1997, 1998 and 1999 and are accounted for as capital leases as a result of certain provisions in the lease agreements. In addition, the Company borrowed $100,000 in October 1995 from Hallmark Leasing. Such amount bears interest at 10 percent per annum, is due in 1996, and is classified as "Due to affiliate" on the balance sheet.

The Company also leases computer equipment under a capital lease agreement with an unrelated entity.

Future minimum lease payments, by year and in the aggregate, and the present value of the future minimum lease payments at December 31, 1995 are as follows:

Year Ending December 31.
- ------------------------
         1996                                              $ 474,790
         1997                                                400,274
         1998                                                123,985
         1999                                                 86,260
         2000                                                  8,428
                                                           ---------
         Total future minimum lease payments               1,093,737
         Less amount representing interest                  (293,894)
                                                           ---------
         Present value of future minimum lease
         payments (including $303,472 classified
         as current)                                       $ 799,843
                                                           =========

At December 31, 1995 and 1994, the net book value of equipment held under capital leases aggregated $566,920 and $618,154, respectively. Also, accrued interest related to such capital lease obligations at December 31, 1995 and 1994 aggregated $17,054 and $18,753, respectively, and is included in the balance sheet caption "Interest payable to related parties".

8.  COMMON STOCK

During 1995, the Company sold an aggregate of 105,600 shares of its common stock to new and existing stockholders for $528,000.

During 1994, the Company sold an aggregate of 50,000, 456,250 and 414,390 shares of its common stock to new and existing stockholders for $50,000, $1,368,750 and $2,071,950, respectively.

The shareholders' agreement contains provisions which limit the transfer of the Company's common stock and grant the stockholders certain "first refusal", "piggyback" and "demand" registration rights.

In connection with the above transactions, the Company issued an additional 30,000 and 50,000 shares during 1995 and 1994, respectively, to certain management members in consideration for services rendered. Accordingly, the Company recorded a charge to operations and a credit to common stock for the fair market value of the shares at the time of issuance. Such amounts aggregated $83,400 and $150,000 during 1995 and 1994, respectively.

During 1995, the Company issued options to certain of its stockholders to purchase a total of 620,100 shares of the Company's common stock in connection with their loans aggregating $3,100,500 (see Note 6). The options entitle the holder to purchase shares at $5 per share and are exercisable for a two year period from the date of grant.

In June 1994, the Company issued options to all stockholders of record as of May 6, 1994 to purchase a total of 1,500,000 shares of the Company's common stock in connection with their personal guarantee of bank indebtedness as described in
Note 4. The
options entitle the holder to purchase shares at $1 per share and are exercisable for a two year period commencing 18 months from the date of grant. Each optionee received options to purchase shares of the Company's common stock in proportion to their ownership interest immediately prior to the grant of such options. Accordingly, upon exercise of all of the options, each stockholders' ownership interest would remain unchanged relative to each other. In connection with this transaction, the Company has recorded a charge to operations for $250,000, which, in management's opinion, represents the estimated value of the consideration received in exchange for their personal guarantees. Such amount is included in the expense caption "General and administrative" in the statement of operations.

During January 1994, the Company increased the number of shares authorized for issuance from 5,000,000 to 10,000,000.

9.  INCOME TAXES

At December 31,1995, the Company has a Federal tax loss carryforward of approximately $8,000,000 expiring during 2009 and 2010. Also, at such date, the Company has a New Jersey tax loss carryforward of approximately $11,100,000, expiring between 1999 and 2002. The difference between the accumulated deficit of $12,398,477 and the state tax loss carryforward of $11,100,000 at December 31,1995 relates principally to the capitalization of start-up expenses for income tax purposes, the loan guarantee fee described in Note 8, premiums on officers' life insurance, employee benefits, and depreciation and amortization. The New Jersey and Federal income tax loss carryforwards differ since the Company was taxed as an S Corporation for Federal income tax purposes prior to January 1, 1994.

In accordance with SFAS No. 109, the Company has computed the components of deferred income taxes at December 31, 1995 and 1994 as follows:

Deferred tax benefits:                          1995               1994
                                                ----               ----
         Federal                            $ 2,991,000       $ 1,081,000
         New Jersey                             738,000           619,000
                                             ----------        ----------

         Total                                3,729,000         1,700,000
         Less valuation allowance            (3,729,000)       (1,700,000)
                                             ----------        ----------
         Net effect                         $         0       $         0
                                             ==========        ==========

At December 31, 1995 and 1994 a valuation allowance of $3,729,000 and $1,700,000, respectively, has been provided since the realization of the deferred tax benefits are not more likely than not. The Company's deferred tax benefits were generated principally as a result of such losses.

10.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES - The Company is obligated under a non-cancelable operating lease agreement for the rental of its facility which expires in May 2000. The lease agreement provides that the Company pay its proportionate share of building maintenance, real estate taxes and similar items. At December 31, 1995 minimum annual rentals are as follows:

Year Ending December 31.
- ------------------------
         1996                                              $ 197,786
         1997                                                197,786
         1998                                                197,786
         1999                                                197,786
         2000                                                 82,411
                                                           ---------
         Total                                             $ 873,555
                                                           =========

Rent expense for the years ended December 31, 1995 and 1994 aggregated approximately $124,200 and $102,600, respectively.

During 1995, the Company was granted an option, exercisable on June 1, 1998, to purchase its facility for a minimum of $2,088,955, subject to increases for the percentage change in the Consumer Price Index ("CPI") from June 1, 1995 (the "Base CPI") through the month of closing, up to a maximum of $2,340,000. Also, the Company was granted a second option (the "Second Option"), exercisable on June 1, 2000 to purchase such facility for $2,088,955 subject to increases for the percentage change in the Base CPI through the month of closing. The Second Option contains no maximum purchase price.

EMPLOYMENT AGREEMENTS - The Company is obligated under several employment agreements, expiring in March 1997 through November 1999. Minimum annual compensation under such agreements at December 31,1995 is approximately as follows:

Year Ending December 31.
- ------------------------
         1996                                              $   486,500
         1997                                                  316,200
         1998                                                  306,300
         1999                                                  173,400
                                                           -----------
         Total                                             $ 1,282,400
                                                           ===========

In addition, certain of such employment agreements provided that the individuals receive shares of the Company's common stock as consideration for services rendered (see Note 8).


CONTINGENT FINANCING FEES - In February 1995, the Company entered into an agreement with an entity to assist the Company in raising additional expansion capital for professional fees ranging from a minimum of $75,000 (increased to $350,000 under certain circumstances), to a maximum of $1,000,000, depending upon the amount of the financing. Such agreement was terminated by the Company during August 1995 and all invoiced professional fees from this entity (aggregating approximately $112,000) were paid by the Company. Subsequent to the termination of this agreement, the Company received notice from this entity claiming additional professional fees would be due if a transaction with Duramed were consummated. Legal counsel is currently investigating the nature of this potential claim and at present, cannot assess the likelihood of the Company's liability should a claim be filed. The financial statements do not include any liability relating to this matter.

In October 1995, the Company entered into an agreement with an entity to assist the Company in evaluating and negotiating potential financing offers. A final fee of $50,000 would be due to this entity upon the closing of such a transaction. No provision has been made for such fee as of December 31, 1995.

11.  SUBSEQUENT EVENTS

From January 1, 1996 through February 19, 1996, Duramed loaned the Company an additional $800,000 on the same terms as the earlier demand loans (see Note 2).

Also, during January 1996, the Company entered into a marketing and distribution agreement with Duramed on substantially the same terms as the Captopril agreement (see Note 2) for an additional drug product currently under development by the Company.

During January and February 1996, the Company adopted certain measures to conserve cash flow, including the suspension of interest and principal payments on certain amounts due to stockholders and on capital lease obligations to Hallmark Leasing.

On April 11, 1996, the Company entered into a definitive agreement with Duramed providing for the acquisition of assets and assumption of certain liabilities of the Company. Under the terms of such agreement, the Company would receive 640,000 shares of Duramed common stock and warrants to purchase 400,000 shares of Duramed common stock at a purchase price of $25 per share. Consummation of the transaction is subject to certain customary conditions, including approval of the Company's shareholders and certain regulatory agencies and other third parties.

- --------------------------------------------------------------------------------

                         HALLMARK PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                   ----------------------------------------
                   Financial Statements for the Years Ended
                   December 31, 1994 and 1993 and
                   Independent Auditors' Report

EICHEN & DIMEGLIO                                                1 Dupont Street
CERTIFIED PUBLIC ACCOUNTANTS                           Plainview, New York 11803
                                                             Tel. (516) 576-3333
                                                             Fax. (516) 576-3342

INDEPENDENT AUDITORS' REPORT

- ----------------------------


To the Board of Directors of Hallmark Pharmaceuticals, Inc.:

We have audited the accompanying balance sheets of Hallmark Pharmaceuticals, Inc. (the "Company"), a development stage enterprise, as of December 31, 1994 and 1993 and the related statements of operations, stockholders' deficiency and of cash flows for the years then ended and for the cumulative period from inception (February 5, 1992) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1994 and 1993 and the results of its operations and its cash flows for the years then ended and for the cumulative period from inception (February 5, 1992 ) through December 31, 1994 in conformity with generally accepted accounting principles.

Eichen & DiMeglio


April 3, 1995

HALLMARK PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
- --------------------------------

BALANCE SHEETS
DECEMBER 31,  1994 AND 1993
- ---------------------------

ASSETS                                                     NOTES                   1994                    1993
- ------                                                     -----                   ----                    ----
CURRENT ASSETS:
Cash                                                                           $  444,946              $  118,138
Prepaid expenses                                                                   55,680                  24,191
                                                                               ----------              ----------
Total current assets                                                              500,626                 142,329

PROPERTY AND EQUIPMENT - NET                                2,3,6               2,647,239               1,575,489

OTHER ASSETS - NET                                            2,3                 359,973                  55,980
                                                                               ----------              ----------

TOTAL                                                                          $3,507,838              $1,773,798
                                                                               ==========              ==========

LIABILITIES AND STOCKHOLDERS'
   DEFICIENCY
- -----------------------------

CURRENT LIABILITIES:
Accounts payable and accrued expenses                                          $  126,427              $  125,020
Interest payable to stockholders                              5,6                 106,148                  80,520
Current portion of long-term debt                               4                 264,037
Current portion of capital lease obligations                    6                 208,194                 146,388
                                                                               ----------              ----------
Total current liabilities                                                         704,806                 351,928
                                                                               ----------              ----------

LONG-TERM DEBT                                                  4               1,101,326
                                                                               ----------

CAPITAL LEASE OBLIGATIONS                                       6                 617,829                 703,632
                                                                               ----------              ----------

DUE TO STOCKHOLDERS                                             5               1,956,247               1,499,997
                                                                               ----------              ----------

COMMITMENTS                                                     9

STOCKHOLDERS' DEFICIENCY:                                  7,8,10
Common stock - no par value;
authorized 10,000,000 shares;
issued and outstanding 5,970,640 shares at
December 31, 1994 and 5,000,000 shares at
December 31, 1993                                                               6,710,700               2,820,000
Deficit accumulated during the development
   stage                                                                       (7,583,070)             (3,601,759)
                                                                               ----------              ----------
Stockholders' deficiency                                                         (872,370)               (781,759)
                                                                               ----------              ----------

TOTAL                                                                          $3,507,838              $1,773,798
                                                                               ==========              ==========


SEE NOTES TO FINANCIAL STATEMENTS.

HALLMARK PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)


STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1994 AND
1993 AND CUMULATIVE SINCE INCEPTION
- -----------------------------------------

                                                                                        CUMULATIVE
                                                                                          SINCE
                                        NOTES          1994              1993           INCEPTION
                                        -----          ----              ----           ---------
OPERATING EXPENSES:

Research and development                     2       $1,983,307       $1,336,301       $3,778,680
Depreciation and amortization                2          707,714          394,807        1,236,456
General and administrative                   7          881,205          549,710        1,745,747
Interest to stockholders                   5,6          351,078          326,040          764,180
Interest on long-term debt                   4           58,007                            58,007
                                                     ----------       ----------       ----------

NET LOSS                                              3,981,311        2,606,858       $7,583,070
                                                                                       ==========

DEFICIT ACCUMULATED DURING
  THE DEVELOPMENT STAGE,
  BEGINNING OF PERIOD                                 3,601,759          994,901
                                                     ----------       ----------

DEFICIT ACCUMULATED DURING
  THE DEVELOPMENT STAGE,
  END OF PERIOD                                      $7,583,070       $3,601,759       $7,583,070
                                                     ==========       ==========       ==========


NET LOSS PER SHARE                           2       $     0.71       $     0.75
                                                     ==========       ==========

WEIGHTED AVERAGE SHARES
   OUTSTANDING                               2        5,608,409        3,476,924
                                                     ==========       ==========





SEE NOTES TO FINANCIAL STATEMENTS.

HALLMARK PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
- --------------------------------

STATEMENTS OF STOCKHOLDERS' DEFICIENCY
FOR THE YEARS ENDED DECEMBER 31, 1994 AND
1993 (SEE NOTE 7)
- ------------------------------------------

                                                                                     DEFICIT
                                                                                    ACCUMULATED
                                                                                     DURING THE
                                                        COMMON STOCK                DEVELOPMENT
                                                  SHARES             AMOUNT            STAGE
                                                  ------             ------            -----
Balances, December 31, 1992                     1,843,750       $   708,000         ($994,901)

Sale of common stock at $.40 per share          1,025,000           410,000

Sale of common stock at $1.00 per share         1,500,000         1,500,000

Issuance of common stock for
   services rendered                              631,250           202,000

Net loss for the year                                                              (2,606,858)
                                              -----------       -----------        ----------

Balances, December 31, 1993                     5,000,000         2,820,000        (3,601,759)

Sale of common stock at $1.00 per share            50,000            50,000

Sale of common stock at $3.00 per share           456,250         1,368,750

Sale of common stock at $5.00 per share           414,390         2,071,950

Issuance of common stock for
   services rendered                               50,000           150,000

Loan guarantee fee in connection with
   issuance of stock options                                        250,000

Net loss for the year                                                              (3,981,311)
                                              -----------       -----------       -----------

Ending balances, December 31, 1994              5,970,640       $ 6,710,700       ($7,583,070)
                                              ===========       ===========       ===========


SEE NOTES TO FINANCIAL STATEMENTS.

HALLMARK PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
- --------------------------------

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1994 AND
1993 AND CUMULATIVE SINCE INCEPTION
- -----------------------------------------

                                                                                         CUMULATIVE
                                                                                            SINCE
                                                        1994             1993             INCEPTION
                                                        ----             ----             ---------
CASH FLOWS USED IN OPERATING
   ACTIVITIES:
Net loss                                           ($3,981,311)       ($2,606,858)       ($7,583,070)
Adjustments to reconcile net loss to               -----------        -----------        -----------
   net cash used in operating activities:
Depreciation and amortization                          707,714            394,807          1,236,456
Non-cash compensation                                  150,000            202,000            470,000
Non-cash loan guarantee fee                            250,000                               250,000
Changes in operating assets and liabilities:
Prepaid expenses                                       (31,489)           (11,027)           (55,680)
Other assets                                          (311,665)           (15,900)          (379,989)
Accounts payable and accrued expenses                    1,407             60,359            126,427
Interest payable to stockholders                        25,628             28,374            106,148
                                                   -----------        -----------        -----------
Net adjustments                                        791,595            658,613          1,753,362
                                                   -----------        -----------        -----------
Net cash used in operating activities               (3,189,716)        (1,948,245)        (5,829,708)
                                                   -----------        -----------        -----------

CASH FLOWS USED IN INVESTING
   ACTIVITY - PURCHASE OF
   PROPERTY AND EQUIPMENT                           (1,638,662)          (734,975)        (2,728,957)
                                                   -----------        -----------        -----------

CASH FLOWS FROM FINANCING
   ACTIVITIES:
Reduction of capital lease obligations                (157,127)          (111,798)          (308,699)
Due to stockholders                                    456,250            614,997          1,956,247
Long-term debt
   Proceeds                                          1,500,000                             1,500,000
   Payments                                           (134,637)                             (134,637)
Issuance of common stock                             3,490,700          1,910,000          5,990,700
                                                  ------------        -----------        -----------
Net cash provided by financing activities            5,155,186          2,413,199          9,003,611
                                                  ------------        -----------        -----------

INCREASE (DECREASE) IN CASH                            326,808           (270,021)           444,946

CASH, BEGINNING OF PERIOD                              118,138            388,159                  0
                                                   -----------        -----------        -----------

CASH, END OF PERIOD                                $   444,946        $   118,138        $   444,946
                                                   ===========        ===========        ===========

SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION:
Cash paid during the period for interest           $   383,457        $   297,666        $   716,039
                                                   ===========        ===========        ===========

NON-CASH FINANCING AND
   INVESTING ACTIVITY:
Acquisition of assets held under capital
   leases                                          $   133,130        $   108,530        $ 1,134,722
                                                   ===========        ===========        ===========


SEE NOTES TO FINANCIAL STATEMENTS.

HALLMARK PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
- --------------------------------

NOTES TO FINANCIAL STATEMENTS
- -----------------------------

1.       ORGANIZATION AND DESCRIPTION OF BUSINESS

Hallmark Pharmaceuticals, Inc. ("Hallmark" or the "Company") was incorporated in New Jersey on February 5, 1992. Presently, the Company is in the process of research and late-stage development of generic drugs.

The accompanying financial statements are those of a development stage enterprise. As a development stage enterprise, the Company is currently dependent upon debt and equity financing to continue its operations. It is the intention of the Company's stockholders to continue to provide this financial support.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

RESEARCH AND DEVELOPMENT - Research and development costs, including related raw materials and supplies, are expensed as incurred.

DEPRECIATION AND AMORTIZATION - Depreciation and amortization is computed on the straight-line method over an estimated useful life of the related assets of 5 years.

ORGANIZATION COSTS - Organization costs are being amortized over a period of 5 years. The net book value of such costs was approximately $12,300 and $18,500 at December 31, 1994 and 1993, respectively, and is included in the balance sheet caption "Other assets - net".

DEFERRED LOAN COSTS - Deferred loan costs are being amortized over a period of 5 years. The net book value of such costs was approximately $13,500 at December 31, 1994 and is included in the balance sheet caption "Other assets - net".

INCOME TAXES - As of January 1, 1994, the Company has elected to be taxed as a C Corporation for Federal income tax purposes and computes its tax provisions under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Under SFAS No. 109, income taxes are recognized using a liability approach and deferred tax assets and liabilities are computed for temporary differences using current income tax rates. The adoption of SFAS No. 109 had no effect on the accompanying financial statements.

Prior to January 1, 1994 the Company had elected to be treated as an S Corporation for Federal income tax purposes and accordingly, income or loss passed through to the stockholders' individual income tax return and no Federal income tax was imposed on the

Company. For New Jersey income tax purposes, the Company was taxed as a regular C Corporation since inception since New Jersey did not recognize S Corporation status prior to 1994.

NET LOSS PER SHARE - Net loss per share was computed based on the weighted average number of common shares outstanding during the respective periods and does not include the assumed exercise of stock options, since such effect would be anti-dilutive.

3.       PROPERTY AND EQUIPMENT

Property and equipment is stated at cost and consisted of the following at December 31, 1994 and 1993:


                                                                1994                    1993
                                                                ----                    ----
Office furniture and equipment                                $  92,673               $  63,873
Research and development equipment                              931,105                 440,101
Machinery & equipment                                            47,927                  36,023
Equipment held under capital leases                           1,134,722               1,001,592
Leasehold improvements                                        1,657,252                 550,298
                                                             ----------              ----------

Total                                                         3,863,679               2,091,887

Less accumulated depreciation and                            (1,216,440)               (516,398)
amortization                                                 ----------              ----------


Property and equipment - net                                 $2,647,239              $1,575,489
                                                             ==========              ==========


As of December 31, 1994, the Company had deposits on property and equipment aggregating approximately $308,600. Such amount is included in the balance sheet caption "Other assets - net".

4.       LONG-TERM DEBT

Long-term debt at December 31, 1994 consisted of a note payable to a bank, with interest at 1 percent above the bank's prime rate per annum (the prime rate being 8.5 percent at December 31, 1994), due in monthly installments of approximately $31,871 (including interest) through June 1999. Substantially all of the Company's assets are pledged as collateral to the note payable. Also, such note is personally guaranteed by certain of the Company's stockholders.

Long-term debt maturing in each of the years ended December 31, 1994 is as follows:

Year Ending December 31,
- ------------------------
1995                                                           $ 264,037
1996                                                             290,242
1997                                                             319,048
1998                                                             350,713
1999                                                             141,323
                                                               ---------

Total                                                          1,365,363

Less current portion                                            (264,037)

Long-term debt                                                $1,101,326
                                                               =========

In connection with the personal guarantee of bank indebtedness, as described above, the guaranteeing stockholders were issued stock options (see Note 7).

5.       DUE TO STOCKHOLDERS

Due to stockholders at December 31, 1994 and 1993 consisted of notes payable to the stockholders of the Company. These notes mature during 1997 ($885,000), 1998 ($614,997) and 1999 ($456,250) and bear interest at the rate of 6.35 percent per annum payable annually on the anniversary date of the notes. Accrued interest related to such notes aggregated $85,974 and $61,222 at December 31, 1994 and 1993, respectively, and is included in the balance sheet caption "Interest payable to stockholders".

6.       CAPITAL LEASE OBLIGATIONS

The Company leases equipment from a partnership in which the partners are also stockholders of the Company. These leases expire during 1997, 1998 and 1999 and are accounted for as capital leases as a result of certain provisions in the lease agreements. Future minimum lease payments, by year and in the aggregate, and the present value of the future minimum lease payments at December 31, 1994 are as follows:

Year Ending December 31,
- ------------------------
1995                                                                 $ 408,500
1996                                                                   408,500
1997                                                                   333,984
1998                                                                    57,695
1999                                                                    19,970
                                                                     ---------

Total future minimum lease payments                                  1,228,649

Less amount representing interest                                     (402,626)
                                                                     ---------
Present value of future minimum lease
payments (including $208,194 classified as
current)                                                             $ 826,023
                                                                      =========


At December 31, 1994 and 1993, the net book value of equipment held under capital leases aggregated $618,154 and $711,968, respectively. Also, accrued interest related to such capital lease obligations at December 31, 1994 and 1993 aggregated $18,753 and $19,298, respectively, and is included in the balance sheet caption "Interest payable to stockholders".

7.       COMMON STOCK

During January 1994, the Company increased the number of shares authorized for issuance from 5,000,000 to 10,000,000.

During 1994, the Company sold an aggregate of 50,000, 456,250 and 414,390 shares of its common stock to new and existing stockholders for $50,000, $1,368,750 and $2,071,950, respectively. In connection with these private placements, the stockholders loaned the Company a total of $486,250 (see Note 5).

During 1993, the Company sold an aggregate of 1,025,000 and 1,500,000 shares of its common stock to existing stockholders for $410,000 and $1,500,000, respectively. In connection with these private placements, the stockholders loaned the Company a total of $614,997 (see Note 5).

The shareholders' agreement contains provisions which limit the transfer of the Company's common stock and grant the stockholders certain "first refusal", "piggyback" and "demand" registration rights.

In connection with the above transactions, the Company issued an additional 50,000 and 631,250 shares during 1994 and 1993, respectively, to certain management members in consideration for services rendered. Accordingly, the Company recorded a charge to operations and a credit to common stock for the fair market value of the shares at the time of issuance. Such amounts aggregated $150,000 and $202,000 during 1994 and 1993, respectively.

On June 25, 1994, the Company issued options to all stockholders of record as of May 6, 1994 to purchase a total of 1,500,000 shares of the Company's common stock in connection with their personal guarantee of bank indebtedness as described in Note 4. The options entitle the holder to purchase shares at $1 per share and are exercisable for a two year period commencing 18 months from the date of grant. Each optionee received options to purchase shares of the Company's common stock in proportion to their ownership interest immediately prior to the grant of such options. Accordingly, upon exercise of all of the options, each stockholders' ownership interest would remain unchanged relative to each other. In connection with this transaction, the Company has recorded a charge to operations for $250,000, which, in management's opinion, represents the estimated value of the consideration received in exchange for their personal guarantees. Such amount is included in the expense caption "General and administrative" in the statement of operations.

8.       INCOME TAXES

At December 31, 1994, the Company has a Federal tax loss carryforward of approximately $3,800,000 expiring during 2009. Also, at such date, the Company has a New Jersey tax loss carryforward of approximately $6,877,000, expiring between 1999 and 2001. The difference between the accumulated deficit of $7,583,070 and the state tax loss carryforward of $6,877,000 at December 31, 1994 relates principally to the capitalization of start-up expenses for income tax purposes, the loan guarantee fee described in Note 7, premiums on officers' life insurance and depreciation and amortization. The New Jersey and Federal income tax loss carryforwards differ since the Company was taxed as an S Corporation for Federal income tax purposes prior to January 1, 1994.

In accordance with SFAS No. 109, the Company has computed the components of deferred income taxes as follows:


Deferred tax benefits:
   Federal                                              $1,081,000
   New Jersey                                              619,000
                                                         ---------
Total                                                    1,700,000
Less valuation allowance                                (1,700,000)
                                                         ---------
Net effect                                              $        0
                                                        ==========


At December 31, 1994, a valuation allowance of $1,700,000 has been provided since the realization of the deferred tax benefits are not more likely than not. The Company's deferred tax benefits were generated principally as a result of such losses.

9.       COMMITMENTS

OPERATING LEASES - The Company is obligated under two non-cancelable operating lease agreements for the rental of its facilities which expire in July 1999 and May 2000. The lease agreements provide that the Company pay its proportionate share of building maintenance, real estate taxes and similar items. At December 31, 1994 minimum annual rentals are as follows:


Year Ending December 31,
- ------------------------
1995                                                        $   199,349
1996                                                            231,984
1997                                                            231,984
1998                                                            231,984
1999                                                            216,719
Thereafter                                                       81,395
                                                            -----------

Total                                                       $ 1,193,415
                                                            ===========

Rent expense for the years ended December 31, 1994 and 1993 aggregated approximately $102,600 and $100,800, respectively.

EMPLOYMENT AGREEMENTS - The Company is obligated under several employment agreements, expiring in March 1997 through November 1999. Minimum annual compensation under such agreements at December 31, 1994 is approximately as follows:


Year Ending December 31,
- ------------------------
1995                                                        $   456,927
1996                                                            486,494
1997                                                            316,169
1998                                                            306,336
1999                                                            173,440
                                                            -----------

Total                                                       $ 1,739,366
                                                            ===========


In addition, certain of such employment agreements provided that the individuals receive shares of the Company's common stock as consideration for services rendered (see Note 7).

LEASEHOLD IMPROVEMENTS - In connection with certain modifications to its manufacturing facility, the Company is contractually obligated for approximately $140,000 in additional leasehold improvements at December 31, 1994.

10.      SUBSEQUENT EVENTS

During February and March 1995, the Company sold an additional 64,400 shares of its common stock at $5 per share to private investors for an aggregate of $322,000. Also, during such period, certain stockholders loaned the Company an additional $1,200,000. In connection with these loans, such stockholders were granted options to purchase, within a 2 year period from the grant date, a total of 240,000 shares of the Company's common stock at $5 per share.

During February 1995, the Company amended its lease agreement relating to its manufacturing facility at 400 Campus Drive to include an additional 15,230 square feet of adjoining space. In connection with such amendment, the Company was granted an option, exercisable on June 1, 1998, to purchase this facility for a minimum of $2,088,955, subject to increases for the percentage change in the Consumer Price Index ("CPI") from June 1, 1995 (the "Base CPI") through the month of closing, up to a maximum of $2,340,000. Also, the Company was granted a second option (the "Second Option"), exercisable on June 1, 2000 to purchase such facility for $2,088,955 subject to increases for the percentage change in the Base CPI through the month of closing. The Second Option contains no maximum purchase price.

During February 1995, the Company entered into an agreement with an entity to assist the Company in raising additional expansion capital of approximately $ 15 million dollars. In connection with such agreement, the Company is obligated to pay this entity a minimum of $75,000 (increased to $350,000 under certain circumstances) and a maximum of approximately $1,000,000, depending upon the amount of financing.

- --------------------------------------------------------------------------------

HALLMARK PHARMACEUTICALS, INC.
- ------------------------------

BALANCE SHEETS
MARCH 31, 1996 (UNAUDITED) AND DECEMBER 31, 1995
- ------------------------------------------------

                                                     MARCH 31,         DECEMBER 31,
                                                       1996                1995
                                                     ---------         ------------
                                                    (UNAUDITED)

ASSETS
- ------
CURRENT ASSETS
Cash                                               $      2,825        $     18,503
Accounts receivable                                     836,819
Inventories                                             131,977             769,412
Prepaid expenses                                         17,623              49,232
                                                   ------------        ------------
Total current assets                                    989,244             837,147

PROPERTY AND EQUIPMENT - NET                          2,893,964           3,118,927

DEPOSITS ON EQUIPMENT                                    31,676              32,676

DEFERRED FINANCING COSTS                                347,000             347,000

OTHER ASSETS - NET                                       70,481              66,225
                                                   ------------        ------------

TOTAL                                              $  4,332,365        $  4,401,975
                                                   ============        ============

LIABILITIES AND STOCKHOLDERS'
 DEFICIENCY
 ----------

CURRENT LIABILITIES:
Accounts payable and accrued expenses              $    420,644        $    290,121
Due to Duramed Pharmaceuticals, Inc.                  2,010,012             900,000
Due to affiliate                                        215,000             100,000
Interest payable                                        256,072             163,340
Note payable to bank                                    171,727             171,727
Current portion of long-term debt                       343,320             289,631
Current portion of capital lease obligations            323,942             303,472
Current portion of due to stockholders                2,557,944           1,754,124
                                                   ------------        ------------
Total current liabilities                             6,298,661           3,972,415
                                                   ------------        ------------

LONG-TERM DEBT                                          741,304             817,859
                                                   ------------        ------------

CAPITAL LEASE OBLIGATIONS                               410,473             496,371
                                                   ------------        ------------

DUE TO STOCKHOLDERS                                   3,493,391           4,191,707
                                                   ------------        ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIENCY:
Common stock-no par value;
authorized 10,000,000 shares;
issued and outstanding 6,156,240 shares at
March 31, 1996 and 6,106,240 shares at
December 31, 1995                                     7,372,100           7,322,100
Accumulated deficit                                 (13,983,564)        (12,398,477)
                                                   ------------        ------------
Stockholders' deficiency                             (6,611,464)         (5,076,377)
                                                   ------------        ------------

TOTAL                                              $  4,332,365        $  4,401,975
                                                   ============        ============


SEE NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS.

HALLMARK PHARMACEUTICALS, INC.
- ------------------------------

STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995
- --------------------------------------------------

                                           THREE MONTHS ENDED MARCH 31,
                                             1996               1995
                                          -----------        -----------

NET SALES                                 $   836,819        $      --


COST OF GOODS SOLD                          1,150,959               --
                                          -----------        -----------

GROSS LOSS                                   (314,140)              --
                                          -----------        -----------

OPERATING EXPENSES:
Research and development                      529,484            414,689
Depreciation and amortization                 268,857            264,730
General and administrative                    275,564            265,244
Interest expense                              197,042            126,651
                                          -----------        -----------
                                            1,270,947          1,071,314
                                          -----------        -----------

NET LOSS                                  ($1,585,087)       ($1,071,314)
                                          ===========        ===========


NET LOSS PER SHARE                        ($     0.26)       ($     0.18)
                                          ===========        ===========

WEIGHTED AVERAGE SHARES OUTSTANDING         6,122,907          6,021,307
                                          ===========        ===========







SEE NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS.

HALLMARK PHARMACEUTICALS, INC.
- ------------------------------

STATEMENT OF STOCKHOLDERS' DEFICIENCY (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1996
- ------------------------------------------------


                                                             COMMON STOCK                   ACCUMULATED
                                                       SHARES              AMOUNT             DEFICIT
                                                    ------------        ------------       ------------

BALANCES, DECEMBER 31, 1995                         $  6,106,240        $  7,322,100       ($12,398,477)

Sale of common stock at $1.00 per share                   50,000              50,000

Net loss for the period                                                                      (1,585,087)
                                                    ------------        ------------       ------------

BALANCES, MARCH 31, 1996                            $  6,156,240        $  7,372,100       ($13,983,564)
                                                    ============        ============       ============








SEE NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS.

HALLMARK PHARMACEUTICALS, INC.
- ------------------------------

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995
- --------------------------------------------------

                                                    THREE MONTHS ENDED MARCH 31,
                                                       1996               1995
                                                   -----------        -----------

CASH FLOWS USED IN OPERATING
  ACTIVITIES:
Net loss                                           $(1,585,087)       $(1,071,314)
                                                   -----------        -----------
Adjustments to reconcile net loss to
 net cash used in operating activities:
Depreciation and amortization                          268,857            264,730
Changes in operating assets and liabilities:
Accounts receivable                                   (836,819)
Inventories                                            637,435
Prepaid expenses                                        31,609             55,628
Other assets                                            (7,500)           (18,923)
Accounts payable and accrued expenses                  130,523             (8,098)
Interest payable                                        92,732            (50,177)
                                                   -----------        -----------
Net adjustments                                        316,837            243,160
                                                   -----------        -----------
Net cash used in operating activities               (1,268,250)          (828,154)
                                                   -----------        -----------

CASH FLOWS USED IN INVESTING
 ACTIVITY-PURCHASE OF (AND DEPOSITS
 ON) PROPERTY AND EQUIPMENT                            (39,650)          (796,137)
                                                   -----------        -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
Due to Duramed Pharmaceuticals, Inc.                 1,110,012
Due to affiliate                                       115,000
Payment of long-term debt                              (22,866)           (62,657)
Reduction of capital lease obligations                 (65,428)           (52,818)
Due to stockholders:
 Proceeds                                              150,000          1,200,000
 Payments                                              (44,496)
Issuance of common stock                                50,000            322,000
                                                   -----------        -----------
Net cash provided by financing activities            1,292,222          1,406,525
                                                   -----------        -----------
INCREASE (DECREASE) IN CASH                            (15,678)          (217,766)

CASH, BEGINNING OF PERIOD                               18,503            444,946
                                                   -----------        -----------

CASH, END OF PERIOD                                $     2,825        $   227,180
                                                   ===========        ===========

SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
Cash paid during the period for interest           $   104,310        $   176,828
                                                   ===========        ===========

NON-CASH FINANCING AND
 INVESTING ACTIVITY:
Acquisition of assets held under capital
 leases                                            $         0        $   127,955
                                                   ===========        ===========


SEE NOTES UNAUDITED INTERIM FINANCIAL STATEMENTS.

HALLMARK PHARMACEUTICALS, INC.
- ------------------------------

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS
- -----------------------------------------------

1  INTERIM FINANCIAL DATA

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, such financial statements contain all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. Operating results for the three month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the financial statements for the year ended December 31, 1995 and notes thereto included herein.

During the three month period ended March 31, 1996, net sales consisted of sales of the Company's first product, Captopril, to Duramed Pharmaceuticals, Inc. ("Duramed") in accordance with the terms of a distribution agreement between the parties. As the result of such sales, the Company is no longer considered to be in the development stage.

2.  GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of March 31, 1996, the Company has a working captial deficit of approximately $5,309,000 and an accumulated deficit since organization of approximately $13,984,000. The Company's ability to continue its research and development activities and to potentially achieve profitable operations is dependent upon obtaining adequate financing. These factors, among others, raise substantial doubt as to the Company's ability to continue as a going concern at March 31, 1996. These financial statements do not include any adjustments which might result from the outcome of this uncertainty.

During the quarter ended March 31, 1996, the Company received additional loans from Duramed of approximately $1,110,000 to continue to finance its operations, as well as $150,000 in additional stockholder loans and $50,000 from sale of its common stock.

On April 11, 1996, the Company entered into a definitive agreement with Duramed providing for the acquisition of assets and assumption of certain liabilities of the Company. Under the terms of such agreement, the Company would receive 640,000 shares of Duramed common stock and warrants to purchase 400,000 shares of Duramed common stock at a purchase price of $25 per share. Consummation of the transaction is subject to certain customary conditions, including approval of the Company's shareholders and certain regulatory agencies and other third parties.

3.  NET LOSS PER SHARE

Net loss per share was computed based on the weighted average number of common shares outstanding during the respective periods and does not include the assumed exercise of stock options, since such effect would be anti-dilutive.

4.  INVENTORIES

Inventories consist of the following:



                                   March 31,    December 31,
                                      1996          1995
                                   ---------    ------------
Finished goods                     $   -        $ 701,949
Raw material                         131,977       34,514
Packaging materials                    -           32,949
                                   ---------    ---------
Total                              $ 131,977    $ 769,412
                                   =========    =========


5.  CONTINGENCIES

In February 1995, the Company entered into an agreement with an entity to assist the Company in raising additional expansion capital for professional fees ranging from a minimum of $75,000 (increased to $350,000 under certain circumstances), to a maximum of $1,000,000, depending upon the amount of the financing. Such agreement was terminated by the Company during August 1995 and all invoiced professional fees from this entity (aggregating approximately $112,000) were paid by the Company. Subsequent to the termination of this agreement, the Company received notice from this entity claiming additional professional fees would be due if a transaction with Duramed were consummated. Legal counsel is currently investigating the nature of this potential claim and at present, cannot assess the likelihood of the Company's liability should a claim be filed. The financial statements do not include any liability relating to this matter.

In October 1995, the Company entered into an agreement with an entity to assist the Company in evaluating the negotiating potential financing offers. A final fee of $50,000 would be due to this entity upon the closing of such a transaction. No provision has been made for such fee as of March 31, 1996.

- -------------------------------------------------------------------------------
                                     F-34